                                                                      [IBC LOGO]

2000

Annual Report to Shareholders

                    [AERIAL PHOTO OF CAPE COD, MASSACHUSETTS]

    Personal Banking | Commercial Banking | Asset Management & Trust Services

                            A MANAGEMENT PERSPECTIVE

The conclusion of the year 2000 marked the end of a two-year period of substantial progress for Independent Bank Corp (NASDAQ: INDB), parent of Rockland Trust Company. The intense activity during this period climaxed on August 4, 2000 with the successful acquisition by Rockland Trust Company of sixteen branches (including associated deposits and loans) that were formerly owned by Fleet National Bank. This purchase increased the size of our branch network by 50%. These branches were among those required to be divested as a result of the acquisition of BankBoston by Fleet Financial Corporation, a transaction that was announced on March 14, 1999, almost seventeen months earlier. Four of these sixteen branches, acquired in a simultaneous transaction through Sovereign Bank, were originally scheduled to be sold to Sovereign as part of the divestment package which was required of Fleet by the U.S. Department of Justice.

      The acquisition of these sixteen branches included two in the City of Brockton. As the largest population center in our market area, Brockton has long been considered by the Board of Directors and management to be very important to our franchise. Rockland Trust Company became the leading lender in that market several years ago, after we had opened a commercial lending center in the City in November 1992.

      Brockton has been transformed over the past several years from a city in decline to an increasingly prosperous and desirable location to do business, thanks to the leadership of a visionary Mayor and the cooperation and teamwork of the City Council, the business community and the residents of the city. The reconstruction of the former Old Colony rail line providing high-speed passenger service to Boston from various points in southeastern Massachusetts (including from three stations in Brockton) was completed in September 1997. This marked the first time in nearly 40 years that people could commute by train to and from the Capital of the Commonwealth, a trip currently requiring a range of 33 to 42 minutes. Coupled with the reconstruction of the adjacent Route 24 and the modernization of the intra-city bus line known as Brockton Area Transit (BAT), and bolstered by a reliable pool of workers, Brockton is well-positioned to weather a downturn in economic activity in the United States.

      The acquisition of these sixteen branches also included fourteen on Cape Cod. Rockland Trust Company has long sought entry onto the Cape as an attractive source of stable core deposits. Also, the relatively large retired populace presents many opportunities for the services of our Asset Management and Trust Services Division. In addition, any number of small businesses that have flourished over the years are potential customers for our array of commercial services.

      Our long-standing interest in Cape Cod first became public during 1998 when we made an unsuccessful attempt to acquire the parent of the former Sandwich Cooperative Bank. As it turned out, Rockland Trust has acquired a much better-located branch network that includes the former headquarters of three previously independent banks. However, we were unsuccessful in our bid to acquire a fifteenth Cape branch, in the Town of Falmouth. Since this created an important gap in our coverage of the Cape Cod market, we opened a new de novo branch in Falmouth (our fifteenth on the Cape) on August 28, 2000.

      The acquisition added 32,000 customers to Rockland Trust as well as $134.3 million of loan outstandings and $336 million in deposits. The Rockland Trust franchise now stretches from Braintree (located just south of Boston), south along the Atlantic coast to Cape Cod, with a western border marked by the communities of Attleboro, Brockton, the Bridgewaters, and Middleboro. This new and expanded presence provides us with many opportunities for revenue growth, to be derived from increased market share as well as from growing our "share of wallet" from existing customers.

      The ultimate success of any acquisition depends on the enthusiasm of the new employees who are "acquired". The reality of the matter is that peoples' allegiance to an organization can not be "bought". Therefore, all levels of management and staff at Rockland Trust have worked hard to properly welcome our 100 new colleagues. This is a process that commenced in earnest upon the acceptance of our offer to purchase the branches back in the fall of

1999. The enthusiasm shown by all of my colleagues has been and continues to be infectious; it has swiftly spread to customers and prospects.

      In order to prepare for the Cape acquisition, your Company immediately began a selective hiring process so that it could maximize the potential of our expanded franchise. Bradford (Brad) P. Egan, a former senior commercial lender for BankBoston in the Cape market and an active ten-year resident of the Town of Yarmouth, joined Rockland in December 1999 as Senior Vice President and Cape Cod Regional Director. He was soon followed by other residents of the Cape with expertise in residential mortgage lending, asset/investment management, and trust services.

      Rockland Trust introduced a new suite of banking services in June 2000. These include two relationship services (Classic Choice checking and Gold Choice checking), which represent our way of thanking customers for doing more business with us. These, together with other new services listed below, facilitated the transition of our new customers from Fleet to Rockland.

      These new services, which were well received by both new and existing customers, include:

            o     Internet banking for consumers.

            o     Internet banking for businesses.

            o     Customer Information Center (sometimes known as a Call
                  Center).

            o     Expanded telephone banking capabilities.

            o Access to over 2,500 surcharge-free ATMs throughout New England as part of the SUM network. Most importantly for our customers, the City of Boston has over 80 ATM locations as part of SUM.

      These actions resulted in a substantial increase in our operating expenses (in addition to significant one-time special charges as described below). In spite of this, Independent Bank Corp. still increased operating earnings by 3%, to $17.5 million in 2000 from $17.0 million recorded in 1999. Diluted earnings per share on an operating basis increased to $1.23 in 2000 from $1.19 in the prior year.

      Including special charges of $3.6 million pre-tax, net income was $15.2 million and diluted earnings per share was $1.06 for the year ended December 31, 2000. Special charges were comprised of three items: system conversion charges of $1.3 million; expense of $1.3 million associated with the FleetBoston Financial branch acquisition; and, as previously announced in April and recorded as a $1.0 million pre-tax charge in the second quarter of 2000, an unfavorable judgement (currently being appealed) entered against the Bank in Plymouth Superior Court concerning a proposed commercial loan transaction in 1994 that was never consummated.

      Recent announcements concerning a proposal by the Financial Accounting Standards Board (FASB) to discontinue the amortization of goodwill could have a materially positive impact on the future earnings of your Company. The FASB announced that it has tentatively concluded that goodwill recorded on corporate balance sheets arising from transactions completed prior to the date of the final FASB statement on business combinations should no longer be amortized. Accordingly, all amortization of goodwill would cease and all goodwill, whether resulting from past or future transactions, would be accounted for under an impairment approach. The potential benefit to the Company from this proposed change in accounting rules is the elimination of the amortization of goodwill in the amount of $2.8 million per year.

      Total assets rose to $1.95 billion at December 31, 2000, an increase of $360 million from the prior year-end. Investment securities and loans increased by $152 million and $156 million, respectively. As previously mentioned, the Company acquired a portfolio of commercial loans, commercial real estate and consumer loans from FleetBoston Financial and Sovereign Bank totaling $134.3 million in August 2000, which coincided with the deposit acquisition.

      The acquisition required us to raise total risk based (Tier 2) capital. This requirement was met on January 31, 2000 with the issuance of $25 million of 11% trust preferred securities. The proceeds of this offering satisfied regulatory capital requirements as a consequence of the acquisition. Although these securities are due January 31, 2030, they are callable at the option of the Company on or after January 31, 2002.

      With the acquisition of the sixteen branches behind us, management is clearly focused on taking advantage of the new markets in which we compete so that we can provide shareholders with significant improvement in earnings performance. Any improvement, however, will have to occur in a changing economic environment because it is now apparent that the ten-year period of unprecedented growth has ended. The Federal Reserve's Open Market Committee moved quickly at the beginning of 2001 to dampen the effects of a slowing economy by aggressively decreasing the Federal Funds Rate by 50 basis points on two separate occasions in the month of January 2001. We have all heard about massive job losses at large bricks and mortar companies (General Electric, Lucent Technologies, Sara Lee, etc.) as well as at the dot coms. Although by no means immune to national trends, we believe that southeastern Massachusetts and Cape Cod should fare better in any economic downturn due to the number and diversity of small businesses in this area. No large employer(s) dominates our market and, therefore, the prospect of an increase in unemployment through massive layoffs is unlikely.

      The current low level of non-performing assets we are reporting is a testament to our application of strong underwriting standards and conservative lending practices. Although management is aware of loan loss problems experienced by a number of large national banks, we do not see significant credit quality problems in our loan portfolio. Our delinquency levels remained at historically low levels throughout 2000 and, in fact, ended the year at a twelve-month low. However, banks are mirrors of their local economies and, to the extent that there is an economic downturn, our loan losses may increase. We continue to believe that vigilance will remain the best course of action and all efforts will be exerted to maintain delinquent accounts at a minimum. We therefore remain positive about the quality of our loan portfolio and the economic condition of our region. I am delighted that Denis K. Sheahan became Chief Financial Officer of your Company and the Bank in April. After ten years with BayBank NA, Denis became our Controller in July 1996. He has demonstrated unusually strong leadership abilities in addition to his considerable financial skills.

      We were also pleased to welcome two new members to the senior management team of your Company in 2000.

      Edward (Ed) H. Seksay, Esq., joined us on July 31st as General Counsel. The legislative, regulatory and legal demands on the industry have compounded over the past several years. I am both relieved and enthusiastic that we have been able to attract a General Counsel with the background and depth of experience possessed by Ed.

      Edward (Ed) F. Jankowski, CPA, joined us on November 16th as Chief Internal Auditor. Our industry now operates in the age of the Internet with increasingly complex technology. Ed has more than 25 years experience with information systems and is highly qualified for his new responsibilities.

      These three individuals have joined Dick Driscoll (March 1992), Ferd Kelley (February 1993), Ray Fuerschbach (November 1992) and me as members of the Senior Management Committee of Rockland Trust Company.

      The Year 2000 brought significant changes to your Company. We are now an institution approaching $2 billion in assets with a network of 51 branches, 9 commercial lending centers and 3 geographically dispersed offices of our Asset Management & Trust Services Division. We have a new suite of relationship services to offer our customers and will continue to look for innovative ways to satisfy their needs. We grow ever stronger and are confident in our franchise and its ability to weather an economic downturn and still provide favorable shareholder returns.

      I thank my colleagues and the Board of Directors for their extraordinary effort over this past year and you, our shareholders, for your continued support.

                                    /s/ Doug Philipsen

                                    Doug Philipsen
                                    Chairman of the Board, President,
                                    and Chief Executive Officer

                                                                            2000
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            SELECTED CONSOLIDATED FINANCIAL INFORMATION & OTHER DATA

The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.

As of or For the Year Ended December 31,                        2000         1999         1998         1997         1996
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                                                                     (Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
   Securities held to maturity                              $195,416     $229,043     $284,944     $308,112     $290,894
   Securities available for sale                             387,476      201,614      195,199      131,842       26,449
   Loans, net of unearned discount                         1,184,764    1,028,510      941,112      828,132      695,406
   Reserve for possible loan losses                           15,493       14,958       13,695       12,674       12,221
   Total assets                                            1,949,976    1,590,056    1,575,069    1,370,007    1,092,793
   Trust preferred securities outstanding                     51,318       28,750       28,750       28,750            -
   Total deposits                                          1,489,222    1,081,806    1,043,317      988,148      918,572
   Stockholders' equity                                      114,712       98,129       95,848       92,493       81,110
   Nonperforming loans                                         4,414        3,654        5,356        5,891        4,462
   Nonperforming assets                                        4,414        3,654        5,356        5,893        4,733

OPERATING DATA:
   Interest income                                          $127,566     $112,006     $108,712      $93,820      $77,424
   Interest expense                                           55,419       50,178       49,569       41,578       32,354
   Net interest income                                        72,147       61,828       59,143       52,242       45,070
   Provision for possible loan losses                          2,268        3,927        3,960        2,260        1,750
   Non-interest income                                        16,418       14,793       13,125       11,742       11,381
   Non-interest expenses                                      59,374       45,450       41,697       38,595       36,951
   Minority interest expense                                   5,319        2,668        2,668        1,645            -
   Net income                                                 15,190       17,031       16,139       14,158       11,597
   Net income (Operating  Basis)(1)                           17,535       17,031       16,139       14,158       11,597

PER SHARE DATA:
   Net income - Basic                                          $1.07        $1.20        $1.10        $0.97        $0.80
   Net income - Diluted                                         1.06         1.19         1.08         0.95         0.79
   Net income - Basic (Operating Basis) (1)                     1.23         1.20         1.10         0.97         0.80
   Net income - Diluted (Operating Basis) (1)                   1.23         1.19         1.08         0.95         0.79
   Cash dividends declared                                      0.40         0.40         0.40         0.34         0.25
   Book value, end of period                                    8.05         6.92         6.63         6.25         5.55

OPERATING RATIOS:
   Return on average assets                                     0.88%        1.09%        1.12%        1.15%        1.13%
   Return on average equity                                    14.58%       17.57%       16.71%       16.45%       15.20%
   Return on average assets (Operating Basis) (1)               1.01%        1.09%        1.12%        1.15%        1.13%
   Return on average equity (Operating Basis) (1)              16.83%       17.57%       16.71%       16.45%       15.20%
   Net interest margin                                          4.59%        4.30%        4.36%        4.52%        4.72%

ASSET QUALITY RATIOS:
   Nonperforming loans as a percent of gross loans              0.37%        0.35%        0.56%        0.69%        0.63%
   Nonperforming assets as a percent of total assets            0.23%        0.23%        0.34%        0.43%        0.43%
    Reserve for possible loan losses as a percent of
     loans, net of unearned discount                            1.31%        1.45%        1.46%        1.53%        1.76%
    Reserve for possible loan losses as a percent of
     nonperforming loans                                      351.00%      409.36%      255.69%      215.14%      273.89%
   Total reserves available for possible loan losses
     as a percent of loans, net of unearned discount (2)        1.42%        1.45%        1.46%        1.53%        1.76%
   Total reserves available for possible loan losses
   as a percent of nonperforming loans (2)                    382.15%      409.36%      255.69%      215.14%      273.89%

CAPITAL RATIOS:
   Tier 1 leverage capital ratio                                5.86%        8.15%        7.91%        8.64%        7.35%
   Tier 1 risk-based capital ratio                              8.50%       11.14%       11.38%       13.52%       10.89%
   Total risk-based capital ratio                              10.97%       12.39%       12.63%       14.78%       12.15%

(1) Excluding special charges
(2) Including credit quality discount

[IBC LOGO]
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                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The condensed financial review which follows presents management's discussion and analysis of the consolidated financial condition and operating results of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or the Bank), Independent Capital Trust I (Trust I) and Independent Capital Trust II (Trust II). It should be read in conjunction with the Consolidated Financial Statements and related notes thereto.

                              FINANCIAL CONDITION

Summary of Financial Condition The Company's assets increased to $1.95 billion in 2000, compared with $1.59 billion in 1999. This increase amounted to $359.9 million or 22.6% over year-end 1999. The growth was driven by the acquisition of certain assets and liabilities from FleetBoston Financial and Sovereign Bank as described below. The Company experienced an increase in loans of $156.3 million, primarily in commercial real estate loans. The securities portfolio increased to $599.9 million at December 31, 2000 compared with $447.7 million at December 31,1999. The increase occurred in the securities available for sale portfolio, which increased by $185.9 million.

The Company's assets increased to $1.59 billion in 1999, compared with $1.58 billion in 1998. This increase amounted to $15.0 million or 1.0% over year-end 1998. The growth was driven by an increase in loans of $87.4 million, centered in commercial real estate loans and consumer loans. The securities portfolio decreased to $447.7 million at December 31, 1999 compared with $496.2 million at December 31, 1998. The change occurred in the securities held to maturity portfolio, which decreased by $55.9 million.

During the third quarter of 2000, the Company successfully completed the integration of 16 branches, $336 million of deposits and $134.3 of loans acquired from FleetBoston Financial (including 4 branches and associated loans and deposits from Sovereign Bank), ("the Acquisition"). These transactions were announced, respectively, in September 1999 and May 2000 and closed on August 4, 2000. In addition, the Company opened a de novo branch in Falmouth in August, thereby achieving complete coverage of the major population centers on Cape Cod. In preparation for these transactions, Rockland Trust had converted its data processing systems and application software in June of this year. The Company also raised $25 million in January as capital support for the transaction through the issuance of Trust Preferred Securities.

Loan Portfolio At December 31, 2000, the Bank's loan portfolio was $1.18 billion, an increase of $156.3 million, or 15.2%, from year-end 1999. The Bank acquired $134.3 million in commercial, commercial real estate, and consumer loans from FleetBoston Financial and Sovereign Bank as part of the branch acquisition. Excluding the loans acquired, total commercial and commercial real estate loans increased by $41.1 million, or 9.1%. The installment loan portfolio, however, decreased by $10.4 million, or 3.2%, as a result of market conditions.

At December 31, 1999, the Bank's loan portfolio amounted to $1.03 billion, an increase of $87.4 million, or 9.3%, from year-end 1998. This increase was primarily in the commercial real estate portfolio and consumer loans.

The Bank provides its customers with access to capital by providing a broad range of credit services. The Bank's commercial customers consist of small-to-medium-sized businesses, which utilize demand, time, and term loans, as well as funding guaranteed by the Small Business Administration, to finance their businesses. The Bank's retail customers can choose from a variety of mortgage and consumer loan products. The Bank's principal lending market provides attractive lending opportunities for commercial, real estate, and consumer loans.

The Bank's loan committee consists of the Bank's President, the Executive Vice President of the Commercial Lending Division, the Senior Credit Policy Officer, and the Commercial Loan Regional Managers. The committee considers a variety of policy issues, including underwriting and credit standards, and reviews loan proposals that exceed the individual loan officer's lending authority.

Asset Quality The Bank's principal earning assets are its loans. Although the Bank judges its borrowers to be creditworthy, the risk of deterioration in borrowers' ability to repay their loans in accordance with the terms of their existing loan agreements is inherent in any lending function. Participating as a lender in the credit markets requires a strict monitoring process to minimize credit risk. This process requires substantial analysis of the loan application, the customer's capacity to repay according to the loan's contractual terms, and an objective determination of the value of the collateral.

The reserve for possible loan losses is maintained at a level that management of the Bank considers adequate based upon relevant circumstances. Due to regulatory guidelines associated with the acquisition, the Bank was required to establish a separate "credit quality discount" reserve account that set aside $1.4 million of loan loss reserves over and above its existing reserve balance. Including this amount, the total reserve available for possible loan losses was $16.9 million at December 31, 2000. The ratio of the total reserve available for possible loan losses to nonperforming loans was 382.2% at December 31, 2000 a decrease over the coverage of 409.4% recorded a year earlier. The continued stability in the risk profile of the Bank's loan portfolio warranted a reduction in the provision for loan losses from $3.9 million in 1999 to $2.3 million in 2000. Refer to "Provision For Loan Losses" for additional information regarding the adequacy of the allowance for loan losses.

Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 2000, nonperforming assets totaled $4.4 million, an increase of $0.8 million, or 20.8%, from the prior year-end. Nonperforming assets represented 0.23% of total assets for both years ending December 31, 2000 and 1999.

                                                                            2000
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                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.

                                            December 31,   September 30,   June 30,   March 31,   December 31,   December 31,
                                                2000           2000          2000       2000          1999           1998
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                                                                       (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90 days or more
    but still accruing                           $204           $306         $213        $172          $316         $1,026
Loans accounted for on a nonaccrual basis       4,210          4,226        3,799       3,077         3,338          4,330
-----------------------------------------------------------------------------------------------------------------------------
      Total nonperforming loans                 4,414          4,532        4,012       3,248         3,654          5,356
-------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                             -              -            -           -             -             -
-------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets               $4,414         $4,532        $4,012     $3,248        $3,654         $5,356
===============================================================================================================================
Nonperforming loans as a percent of
    gross loans                                  0.37%          0.39%         0.39%      0.32%         0.35%          0.56%
===============================================================================================================================
Nonperforming assets as a percent of
    total assets                                 0.23%          0.24%         0.24%      0.20%         0.23%          0.34%
===============================================================================================================================

As permitted by banking regulations, consumer loans and home equity loans past due 90 days or more continue to accrue interest. In addition, certain commercial and real estate loans that are more than 90 days past due may be kept on an accruing status if the loan is well secured and in the process of collection. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Income accruals are suspended on all nonaccrual loans and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccrual status until it becomes current with respect to principal and interest, when the loan is liquidated, or when the loan is determined to be uncollectible and is charged-off against the reserve for possible loan losses.

The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.

December 31,                                                     2000       1999
--------------------------------------------------------------------------------
                                                                 (In Thousands)
Loans past due 90 days or more but still accruing

  Real Estate - Residential Mortgage                              $ -        $31
  Consumer - Installment                                          126        229
  Consumer - Other                                                 78         56
--------------------------------------------------------------------------------
  Total                                                          $204       $316
--------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis:

  Commercial                                                     $183       $141
  Real Estate - Commercial Mortgage                             1,085        326
  Real Estate - Residential Mortgage                            2,279      2,186
  Consumer - Installment                                          663        685
--------------------------------------------------------------------------------
  Total                                                        $4,210     $3,338
--------------------------------------------------------------------------------
Total Nonperforming Loans                                      $4,414     $3,654
================================================================================

In the course of resolving nonperforming loans, the Bank may choose to restructure the contractual terms of certain commercial and real estate loans. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status. It is the Bank's policy to maintain restructured loans on nonaccrual status for approximately six months before management considers its return to accrual status. At December 31, 2000, the Bank had $1.99 million of restructured loans.

Real estate acquired by the Bank through foreclosure proceedings or the acceptance of a deed in lieu of foreclosure is classified as OREO. When property is acquired, it is recorded at the lesser of the loan's remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. All costs incurred thereafter in maintaining the property, as well as subsequent declines in fair value are charged to non-interest expense.

In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the Bank's standard underwriting guidelines. The Bank had no OREO properties at December 31, 2000.

Securities Portfolio The Company's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale, and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U.S. Treasury and U.S. Government Agency obligations, mortgage-backed securities, including collateralized mortgage obligations, state, county and municipal securities as well as other securities. Securities held to maturity as of December 31, 2000 are carried at their amortized cost of $195.4 million and exclude gross unrealized gains of $1.40 million and gross unrealized losses of $8.23 million. A year earlier, securities held to maturity totaled $229.0 million excluding gross unrealized gains of $0.47 million and gross unrealized losses of $10.93 million. There were no sales of securities held to maturity during 2000 or 1999.

Securities available for sale consist of U.S. Government Agency obligations and certain mortgage-backed securities, including collateralized mortgage obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of stockholders' equity. The fair market value of securities available for sale at December 31, 2000 totaled $387.5 million and net unrealized gains totaled $3.0 million. A year earlier, securities available for sale were $201.6 million with net unrealized losses of $3.8 million. The Bank realized a gain of $106,000 and $34,000 on the sale of available for sale securities in 2000 and 1999, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The investment in the stock of the Federal Home Loan Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July 1994. This investment was increased by $1.0 million during 1999 to maintain investment levels required by FHLB guidelines.

Deposits The Bank's branch system consists of 51 locations. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposit and loan products.

As of December 31, 2000, deposits of $1,489.2 million were $407.4 million, or 37.7%, higher than the prior year-end. The acquired deposits represented $322.7 million of this improvement at December 31, 2000. Excluding the acquired deposits, deposits increased by $84.7 million, or 7.8%. Newly opened deposit accounts and a strong economy were the primary contributors to this improvement. Total deposits increased $38.5 million, or 3.7%, during the year ended December 31, 1999. Core deposits, consisting of demand, interest checking, savings, and money market accounts, increased $5.0 million, or 0.81%. Time deposits increased $33.5 million, or 7.76%.

Borrowings The Bank's borrowings amounted to $275.0 million at December 31, 2000, a decrease of $84.4 million from year-end 1999. At December 31, 2000, the Bank's borrowings consisted primarily of FHLB advances totaling $191.2 million, a decrease of $65.0 million from the prior year-end. The remaining borrowings consisted of federal funds purchased, assets sold under repurchase agreements and treasury tax and loan notes. These borrowings totaled $83.8 million at December 31, 2000, a decrease of $19.4 million from the prior year-end.

                              RESULTS OF OPERATIONS

Summary of Results of Operations The Company's results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and investments and interest paid on deposits and borrowings. Net interest income is affected by the interest rate spread, which is the difference between the yields earned on loans and investments and the rates of interest paid on deposits and borrowings. The results of operations are also affected by the level of income from loan, deposit, and mortgage banking fees, operating expenses, the provision for possible loan losses, the impact of federal and state income taxes, and the relative levels of interest rates and economic activity.

For the year ended December 31, 2000, excluding special charges (detailed below), the Company reported a 3.0% increase in operating earnings to $17.5 million, or $1.23 Diluted earnings per share. This increase in operating earnings was due to a $10.3 million, or 16.7% increase in net interest income. The provision for loan losses decreased to $2.3 million compared with $3.9 million for the same period last year. Non-interest income increased $1.6 million, or 11.0%, and non-interest expenses increased $10.3 million, or 22.7%, from 1999 to 2000.

Special charges for the year ended December 31, 2000 totaled $3.6 million. They were comprised of three items: system conversion charges of $1.3 million; expense of $1.3 million associated with the FleetBoston Financial branch acquisition; and, as previously announced in April and recorded as a $1.0 million pre-tax charge in the second quarter of 2000, an unfavorable judgement was entered against the Bank in Plymouth Superior Court concerning a proposed commercial loan transaction that was never consummated.

Including special charges, net income was $15.2 million and Diluted earnings per share were $1.06 for the year ended December 31, 2000.

For the year ended December 31, 1999, the Company reported a 5.59% increase in net income to $17.0 million, or $1.19 Diluted earnings per share. This increase in net income was due to a $2.7 million, or 4.54%, increase in net interest income. The provision for loan losses decreased to $3.9 million compared with $4.0 million for the same period a year earlier. Non-interest income increased $1.7 million, or 12.7%, and non-interest expenses increased $3.8 million, or 9.0%, from 1998 to 1999. Each of these components is discussed in detail below.

Net Interest Income The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

On a fully tax-equivalent basis, net interest income was $73.2 million in 2000, a 16.4% increase over 1999 net interest income of $62.9 million. Growth in net interest income in 2000 compared with that of 1999 was primarily the result of a 8.90% increase in average earning assets. The yield on earning assets was 8.07% in 2000, compared with 7.73% in 1999. The average balance of loans, net of unearned discount increased by $95.3 million, or 9.6%, and the yield on loans increased by 28 basis points to 8.49% at December 31, 2000 compared to 8.21% at December 31, 1999. This increase in loan yield was due to the acquisition of a high yielding loan portfolio and the rising interest rate environment experienced throughout the year. The yield on taxable securities remained strong at 7.16% in 2000 compared to 6.70% in 1999. During 2000, the average balance of interest-bearing liabilities increased by $76.3 million, or 6.33%, over 1999 average balances. The average cost of these liabilities increased 16 basis points in 2000, amounting to 4.32% compared to 4.16% in 1999. The Company's interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) increased by 18 basis points in 2000. This increase is due to the increase in yield on earning assets as discussed above.

The following table presents the Company's average balances, net interest income, interest rate spread, and net interest margin for 2000, 1999, and 1998. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 35% in these years.

                                                                            2000
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                                                    2000
                                                                  INTEREST
                                                      AVERAGE      EARNED/    AVERAGE   AVERAGE
                                                      BALANCE       PAID       YIELD    BALANCE
-------------------------------------------------------------------------------------------------
                                                                (Dollars In Thousands)
Interest-earning assets:
   Federal funds sold and assets
     purchased under resale agreements                  $10,912        $660    6.05%      $12,207
   Trading assets                                           474           6    1.27%          439
   Taxable securities                                   455,700      32,645    7.16%      418,010
   Non-taxable securities (1)                            40,391       3,052    7.55%       41,881
   Loans, net of unearned discount (1)                1,086,608      92,299    8.49%      991,319
-------------------------------------------------------------------------------------------------
Total interest-earning assets                        $1,594,085    $128,661    8.07%   $1,463,856
-------------------------------------------------------------------------------------------------
Cash and due from banks                                  57,769                            47,051
Other assets                                             78,806                            54,424
-------------------------------------------------------------------------------------------------
     Total Assets                                    $1,730,660                        $1,565,331
=================================================================================================

Interest-bearing liabilities:
   Savings and Interest Checking accounts              $315,943      $5,940    1.88%     $280,441
   Money Market & Super Interest Checking accounts      148,469       3,245    2.19%      108,415
   Time deposits                                        514,673      28,697    5.58%      450,425
   Federal funds purchased and assets sold
     under repurchase agreements                        101,961       5,413    5.31%       84,809
   Treasury tax and loan notes                            5,013         216    4.31%        3,407
   Federal Home Loan Bank borrowings                    196,342      11,908    6.06%      278,613
-------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                $1,282,401     $55,419    4.32%   $1,206,110
-------------------------------------------------------------------------------------------------
   Demand deposits                                      277,777                           220,727
   Corporation-obligated mandatorily
     redeemable trust preferred securities of
     subsidiary trust holding solely junior
     subordinated debentures of the Corporation          51,317                            28,750
   Other liabilities                                     14,962                            12,830
-------------------------------------------------------------------------------------------------
     Total Liabilities                                1,626,457                         1,468,417
Stockholders' Equity                                    104,203                            96,914
-------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity      $1,730,660                        $1,565,331
=================================================================================================

Net Interest Income                                                 $73,242
                                                                    =======

Interest Rate Spread (2)                                                       3.75%
                                                                               ====

Net Interest Margin (2)                                                        4.59%
                                                                               ====

                                                      1999                              1998
                                                     INTEREST                         INTEREST
                                                      EARNED    AVERAGE    AVERAGE     EARNED    AVERAGE
                                                       PAID      YIELD     BALANCE      PAID      YIELD
--------------------------------------------------------------------------------------------------------
                                                                    (Dollars In Thousands)
Interest-earning assets:
   Federal funds sold and assets
     purchased under resale agreements                   $579    4.74%      $15,003       $800    5.33%
   Trading assets                                           5    1.14%            -          -        -
   Taxable securities                                  28,002    6.70%      446,890     29,902    6.69%
   Non-taxable securities (1)                           3,157    7.54%       31,586      2,370    7.50%
   Loans, net of unearned discount (1)                 81,356    8.21%      884,205     76,539    8.66%
--------------------------------------------------------------------------------------------------------
Total interest-earning assets                        $113,099    7.73%   $1,377,684   $109,611    7.96%
--------------------------------------------------------------------------------------------------------
Cash and due from banks                                                      42,806
Other assets                                                                 23,137
--------------------------------------------------------------------------------------------------------
     Total Assets                                                        $1,443,627
--------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings and Interest Checking accounts             $ 4,837    1.72%     $266,093     $5,306    1.99%
   Money Market & Super Interest Checking accounts      2,637    2.43%      107,956      2,833    2.62%
   Time deposits                                       23,194    5.15%      411,801     23,293    5.66%
   Federal funds purchased and assets sold
     under repurchase agreements                        4,077    4.81%       63,228      3,390    5.36%
   Treasury tax and loan notes                            184    5.40%        3,175        192    6.05%
   Federal Home Loan Bank borrowings                   15,249    5.47%      257,681     14,555    5.65%
--------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                 $50,178    4.16%   $1,109,934    $49,569    4.47%
--------------------------------------------------------------------------------------------------------
   Demand deposits                                                          195,583
   Corporation-obligated mandatorily
     redeemable trust preferred securities of
     subsidiary trust holding solely junior
     subordinated debentures of the Corporation                              28,750
   Other liabilities                                                         12,805
--------------------------------------------------------------------------------------------------------
     Total Liabilities                                                    1,347,072
Stockholders' Equity                                                         96,555
--------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                          $1,443,627
========================================================================================================

Net Interest Income                                   $66,921                          $60,042
                                                      =======                          =======

Interest Rate Spread (2)                                         3.57%                            3.49%
                                                                 =====                            =====

Net Interest Margin (2)                                          4.30%                            4.36%
                                                                 =====                            =====

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1,095, $1,093, and $899 in 2000, 1999 and 1998, respectively.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average costs of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following table presents certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to changes in rate and changes in volume. Changes, which are attributable to both volume and rate, have been consistently allocated to change due to rate.

                                                                         Year Ended December 31,
                                                      -----------------------------------------------------------
                                                         2000 Compared To 1999           1999 Compared To 1998
                                                      -----------------------------------------------------------
                                                      Change    Change                Change     Change
                                                      Due to    Due to      Total     Due to     Due to    Total
                                                       Rate     Volume     Change      Rate      Volume    Change
                                                      -----------------------------------------------------------
                                                                              (In Thousands)
Income on interest-earning assets:
   Federal funds sold                                   $142       ($61)       $81       ($72)    ($149)    ($221)
   Taxable securities                                  2,118      2,525      4,643         32    (1,932)   (1,900)
   Non-taxable securities (1)                              7       (112)      (105)        15       772       787
   Trading assets                                          1          -          1          -         5         5
   Loans, net of unearned discount (1)                 3,123      7,820     10,943     (4,459)    9,276     4,817
-----------------------------------------------------------------------------------------------------------------
   Total                                              $5,391    $10,172    $15,562    ($4,484)   $7,972    $3,488
=================================================================================================================

Expense of interest-bearing liabilities:
   Savings and Interest Checking accounts               $491       $612     $1,103      ($755)     $286     ($469)
Money Market and Super Interest Checking accounts       (366)       974        608       (208)       12      (196)
   Time deposits                                       2,195      3,308      5,503     (2,285)    2,186       (99)
   Federal funds purchased and assets sold
      under repurchase agreements                        511        825      1,336       (470)    1,157       687
   Treasury tax and loan notes                           (55)        87         32        (22)       14        (8)
   Federal Home Loan Bank borrowings                   1,162     (4,503)    (3,341)      (489)    1,183       694
-----------------------------------------------------------------------------------------------------------------
   Total                                              $3,938     $1,303     $5,241    ($4,229)   $4,838      $609
=================================================================================================================
   Change in net interest income                      $1,439     $8,882    $10,321      ($255)   $3,134    $2,879
=================================================================================================================

(1) Interest earned on non-taxable investment securities and loans is shown on a fully tax equivalent basis.

Interest income increased by $15.6 million, or 13.8%, to $128.7 million in 2000 as compared to the prior year-end. Interest earned on loans increased by $10.9 million, or 13.5%, reflecting an increase in average loans to $1,086.6 million in 2000 from $991.3 million in 1999. Interest income from taxable securities increased by $4.6 million, or 16.6%, to $32.6 million in 2000 as compared to the prior year.

Interest expense for the year ended December 31, 2000 increased to $55.4 million from the $50.2 million recorded in 1999. Interest expense increased by $5.2 million, or 10.4% due to an increase in the average balance of interest bearing liabilities to $1,282.4 million as well as a 16 basis point increase in the cost of these funds. Borrowings decreased $63.5 million or 17.3%, from the 1999 balance and interest bearing deposits increased $139.8 million or 16.7%. The cost of borrowings increased to 5.78% in 2000, up 46 basis points from the 1999 cost of 5.32%. The average cost of interest bearing deposits increased 22 basis points to 3.87% in 2000.

Total interest income amounted to $113.1 million in 1999, an increase of $3.5 million, or 3.2%, over 1998. This improvement was due to increases in loan and security income.

Interest income on loans increased $4.8 million, or 6.3%, to $81.4 million in 1999 from $76.5 million a year prior. While the yield on loans decreased, the average balance increased $107.1 million, or 12.1% to $991.3 million in 1999. Interest income on taxable investment securities amounted to $28.0 million in 1999 compared to $29.9 million in 1998. This decrease of $1.9 million, or 6.4%, resulted from average balances falling $28.9 million to $418.0 million in 1999 from $446.9 million in 1998.

Total interest expense for the year ended December 31, 1999 increased $609,000, or 1.2%, over 1998. Interest expense on time deposits decreased by $99,000, or 0.43%, and the cost of this deposit category decreased to 5.15% in 1999 from 5.66% in 1998. The total cost of interest bearing liabilities decreased to 4.16% in 1999 from 4.47% in 1998.

Provision For Possible Loan Losses The provision for possible loan losses represents the charge to expense that is required to fund the reserve for possible loan losses. Management's periodic evaluation of the adequacy of the reserve considers past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying collateral, if any, and current and prospective economic conditions. Substantial portions of the Company's loans are secured by automobiles and by real estate in Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in property values.

                                                                            2000
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The provision for loan losses decreased in 2000 to $2.3 million, compared with $3.9 million in 1999. For the year ended December 31, 2000, net loan charge-offs totaled $1.7 million, a decrease of $0.9 million from the prior year. As of December 31, 2000, the total reserve available for possible loan losses (including the "credit quality discount" reserve previously mentioned) represented 1.42% of loans, net of unearned discount, as compared to 1.45% at December 31, 1999. The total reserve available for possible loan losses at December 31, 2000 represented 382.2% of nonperforming loans on that date, as compared to 409.4% at the prior year-end.

The provision for loan losses is based upon management's evaluation of the level of the reserve for possible loan losses required in relation to the estimate of loss exposure in the loan portfolio. An analysis of individual loans and the overall risk characteristics and size of the different loan portfolios is conducted on an ongoing basis. This managerial evaluation is reviewed by a third-party loan review consultant. As adjustments are identified, they are reported in the earnings of the period in which they become known.

Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. Federal Reserve regulators most recently examined the Company in the first quarter of 2000 and the Bank was most recently examined by the Federal Deposit Insurance Corporation, "FDIC," in the third quarter of 2000. No additional provision for possible loan losses was required as a result of these examinations.

Non-Interest Income The following table sets forth information regarding non-interest income for the periods shown.

Years Ended December 31,                            2000        1999        1998
--------------------------------------------------------------------------------
                                                         (In Thousands)
Service charges on deposit accounts               $6,736      $5,409      $5,356
Asset Management & Trust Services                  4,538       4,108       3,763
Mortgage banking income                            1,285       1,779       2,354
Bank Owned Life Insurance                          1,705       1,609         166
Other non-interest income                          2,154       1,888       1,486
--------------------------------------------------------------------------------
TOTAL                                            $16,418     $14,793     $13,125
================================================================================

Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $16.4 million in 2000.

Service charges on deposit accounts, which represent 41.0% of total non-interest income, increased from $5.41 million in 1999 to $6.74 million in 2000, primarily due to the Acquisition.

Asset Management & Trust Services revenue increased by 10.5% to $4.5 million compared to $4.1 million in 1999. This improvement is primarily due to increased mutual fund sales.

Mortgage banking income, $1.3 million in 2000, was a decrease of 27.8% over 1999 income of $1.8 million. This decrease is due to a rising interest rate environment and a relative scarcity of saleable housing inventory. The Company's mortgage banking revenue consists primarily of application fees and origination fees on sold loans, servicing income and gains and losses on the sale of loans. Residential mortgage loans are originated as necessary to meet consumer demand. Sales of such loans in the secondary market occur to lend balance to the Company's interest rate sensitivity. Such sales generate gain or loss at the time of sale, produce future servicing cash flow, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of the borrowers, and otherwise servicing the loans and receiving a fee for performing these services.

For the year ended December 31, 1999, total non-interest income amounted to $14.8 million, an increase of $1.7 million or 12.7%, from 1998. Service charges on deposit accounts remained virtually unchanged. Asset Management & Trust Services revenue increased by 9.2% to $4.1 million compared to $3.8 million in 1998. This improvement was due to an increase in funds under management and a strong securities market. Mortgage banking income decreased to $1.8 million in 1999, from $2.4 million in 1998.

Non-Interest Expense The following table sets forth information regarding non-interest expense for the periods shown.


Years Ended December 31,                            2000        1999        1998
--------------------------------------------------------------------------------
                                                         (In Thousands)
Salaries and employee benefits                   $28,345     $23,716     $21,071
Occupancy expenses                                 4,783       3,613       3,681
Equipment expenses                                 3,452       3,203       2,970
Advertising                                        1,549       1,197         775
Consulting fees                                      704         732         629
Legal fees - loan collection                         511         357         299
Legal fees - other                                   725         284         531
FDIC assessment                                      272         140         132
Office supplies and printing                         788         457         582
Data processing facilities management              4,717       4,337       4,166
Postage expense                                      765         679         694
Telephone expense                                  1,330         785         728
Special charges                                    3,608           -           -
Other non-interest expenses                        7,825       5,950       5,439
--------------------------------------------------------------------------------
TOTAL                                            $59,374     $45,450     $41,697
================================================================================

[IBC LOGO]
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Non-interest expenses totaled $59.4 million for the year ended December 31, 2000, a $13.9 million increase from the comparable 1999 period.

Salaries and employee benefits increased $4.6 million, or 19.5%, resulting from the addition of approximately one hundred employees staffing the acquired branches, additions to staff needed to support continued growth (including the introduction of a Call Center and Internet banking) and increases in medical insurance premiums.

Occupancy and equipment expenses of $8.2 million, increased $1.4 million in 2000 resulting from the branch acquisition previously mentioned. The data processing facilities management fee increased by $0.4 million to $4.7 million in 2000, attributable to necessary redundancy prior to the systems' conversion. As discussed earlier, special charges for the year ended December 31, 2000 totaled $3.6 million. They were comprised of three items: system conversion charges of $1.3 million; expense of $1.3 million associated with the FleetBoston Financial branch acquisition; and, as previously announced in April and recorded as a $1.0 million pre-tax charge in the second quarter of 2000, an unfavorable judgment was entered against the Bank in Plymouth Superior Court concerning a proposed commercial loan transaction that was never consummated. All other non-interest expenses increased $3.9 million, or 36.7%, to $14.5 million in 2000 compared to $10.6 million in 1999. Amortization of goodwill associated with the FleetBoston Financial acquisition comprises $1.0 million of this increase.

Non-interest expenses increased by $3.8 million or 9.0% to $45.5 million in 1999 compared with $41.7 million in 1998. Salaries and employee benefits increased $2.6 million or 12.6%, to $23.7 million in 1999, compared with $21.1 million in 1998. This increase was due to merit increases, additional staffing and wage inflation resulting from a tight labor market.

Occupancy and equipment expense increased $0.17 million, or 2.5%, from 1998 to 1999. In 1999, the Bank expanded into the town of Stoughton by opening a new full-service branch. The data processing facilities management fee increased by $0.2 million to $4.3 million in 1999 compared to 1998.

Minority Interest In 1997, Independent Capital Trust I was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued by the Trust. In January 2000, Independent Capital Trust II was formed for the purpose of issuing Trust Preferred Securities. A total of $25.0 million of 11.0% Trust Preferred Securities were issued as capital support for the FleetBoston Financial acquisition. The Company recorded distributions payable on the Trust Preferred Securities as minority interest expense totaling $5.3 million and $2.7 million in 2000 and 1999, respectively.

Income Taxes For the years ended December 31, 2000, 1999 and 1998 the Company recorded combined federal and state income tax provisions of $6.4 million, $7.5 million and $7.8 million respectively. These provisions reflect effective income tax rates of 29.7%, 30.7% and 32.6%, in 2000, 1999, and 1998, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to certain non-taxable investments and dividends and to benefits recorded in these years in compliance with Statement of Financial Standards (SFAS) No. 109.

The tax effects of all income and expense transactions are recognized by the Company in each year's consolidated statements of income regardless of the year in which the transactions are reported for income tax purposes.

                           ASSET/LIABILITY MANAGEMENT

The Bank's asset/liability management process monitors and manages, among other things, the interest rate sensitivity of the balance sheet, the composition of the securities portfolio, funding needs and sources, and the liquidity position. All of these factors, as well as projected asset growth, current and potential pricing actions, competitive influences, national monetary and fiscal policy, and the regional economic environment are considered in the asset/liability management process.

The Asset/Liability Management Committee, whose members comprise the Bank's senior management, develops procedures, consistent with policies established by the Board of Directors, which monitor and coordinate the Company's interest rate sensitivity and the sources, uses, and pricing of funds. Interest rate sensitivity refers to the Company's exposure to fluctuations in interest rates and its effect on earnings. If assets and liabilities do not reprice simultaneously and in equal volume, the potential for interest rate exposure exists. It is management's objective to maintain stability in the growth of net interest income through the maintenance of an appropriate mix of interest-earning assets and interest-bearing liabilities and, when necessary, within prudent limits, through the use of off-balance sheet hedging instruments such as interest rate swaps. The Committee employs simulation analyses in an attempt to quantify, evaluate, and manage the impact of changes in interest rates on the Bank's net interest income. In addition, the Company engages an independent consultant to render advice with respect to asset and liability management strategy.

The Bank is careful to increase deposits without adversely impacting the weighted average cost of those monies. Accordingly, management has implemented funding strategies that include FHLB advances and repurchase agreement lines. These non-deposit funds are also viewed as a contingent source of liquidity and, when profitable lending and investment opportunities exist, access to such funds provides a means to leverage the balance sheet.

At December 31, 2000, approximately 27% of the Company's total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the Company's cumulative hedged gap on assets which will reprice or mature within one year was a negative $425.5 million, or 21.8% of total assets.

From time to time, the Company has utilized interest rate swap agreements as hedging instruments against stable or declining interest rates. An interest rate swap is an agreement whereby one party agrees to pay a floating rate of interest on a notional principal amount in exchange

                                                                            2000
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

for receiving a fixed rate of interest on the same notional amount for a predetermined period of time from a second party. The assets relating to the notional principal amount are not actually exchanged.

The Bank had entered into interest rate swap agreements with a total notional value of $110 million at December 31, 2000 and $55 million at December 31, 1999. These swaps were arranged through large international financial institutions and have initial maturities ranging from one year to seven years. The Bank receives fixed rate payments and pays a variable rate of interest tied to either 1-month or 3-month LIBOR and Prime lending rate. At December 31, 2000, the weighted average fixed payment rate was 7.81% and the weighted average rate of the variable interest payments was 7.34%. As a result of these interest rate swaps, the Bank realized net interest income of $0.4 million, $0.1 million and $0.1 million in 2000, 1999 and 1998 respectively.

The following table sets forth the Company's cumulative hedged gap as of December 31, 2000:

                                                                                      Amounts Maturing or Repricing
-----------------------------------------------------------------------------------------------------------------------------
                                                                        Within       Over Three
                                                                        Three        To Twelve     Over One
                                                                        Months         Months        Year          Total
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets: (1)
   Federal funds sold                                                         $-            $-            $-            $-
   Securities                                                             35,860        60,326       504,221       600,407
   Loans - fixed rate (2)                                                 55,919       136,829       737,231       929,979
   Loans - floating rate (2)                                             192,802        38,834        18,735       250,371
-----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                            284,581       235,989     1,260,187     1,780,757
-----------------------------------------------------------------------------------------------------------------------------
   Bank Owned Life Insurance                                                   -             -        33,425        33,425
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings and Interest Checking accounts (3)                                  -             -       356.504       356,504
   Money Market and Super Interest Checking accounts (3)                 177,731             -        23,100       200,831
   Time deposits                                                         193.749       349,579        51,804       595,132
   Borrowings                                                            118,819        46,224       110,000       275,043
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                       490,299       395,803       541,408     1,427,510
-----------------------------------------------------------------------------------------------------------------------------
Corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated
   debentures of the Corporation                                               -             -        51,318        51,318
-----------------------------------------------------------------------------------------------------------------------------
Net interest sensitivity unhedged gap during the period                 (205,718)     (159,814)      700,886       335,354
=============================================================================================================================
Cumulative gap                                                          (205,718)     (365,532)      335,354       335,354
=============================================================================================================================
Effect of hedging activities                                            (110,000)       50,000        60,000             -
=============================================================================================================================
Cumulative hedged gap                                                  ($315,718)    ($425,532)     $335,354      $335,354
=============================================================================================================================
Interest-earning assets as a percent of
   interest-bearing liabilities (cumulative)                               58.04%        58.75%       124.75%       124.75%
Interest-earning assets as a percent of
   total assets (cumulative)                                               14.59%        26.70%        91.32%        91.32%
Ratio of unhedged gap to total assets                                     -10.55%        -8.20%        35.94%        17.20%
Ratio of cumulative unhedged gap to total assets                          -10.55%       -18.75%        17.20%        17.20%
Ratio of hedged gap to total assets                                       -16.19%        -5.63%        39.02%        17.20%
Ratio of cumulative hedged gap to total assets                            -16.19%       -21.82%        17.20%        17.20%

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2) Balances have been reduced for nonperforming loans which amounted to $4.4 million at the same date.

(3) Although the Bank's regular savings accounts generally are subject to immediate withdrawal, management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.


                                                                              13
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                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                               INTEREST RATE RISK

Interest rate risk is the sensitivity of income to variations in interest rates over both short term and long term horizons. The primary goal of interest-rate risk management is to control this risk within limits approved by the Board and narrower guidelines approved by the Asset/Liability Management Committee. These limits and guidelines reflect the Company's tolerance for interest-rate risk by identifying exposures, quantifying and hedging them. The Company quantifies its interest-rate exposures using simulation models, as well as simpler gap analyses. The Company manages its interest-rate exposure using a combination of on and off balance sheet instruments, primarily fixed rate portfolio securities, interest rate swaps, and options.

The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a relatively short (i.e. less than 2 year) time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities and off balance sheet positions under various scenarios.

The Company's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points, estimated net interest income for the next 12 months should decline by less than 6.0%. The following table reflects the Company's estimated exposure, as a percentage of estimated net interest income for the next 12 months:

       Rate Change          Estimated Exposure as %
      (Basis Points)        of Net Interest Income
     ----------------------------------------------
           +200                   (2.37%)
           -200                    1.65%

See Management's' discussion on Asset/Liability management for further details on how the Company manages its market and interest rate risk.

                                    LIQUIDITY

Liquidity, as it pertains to the Company, is the ability to generate cash in the most economical way for the institution to meet its ongoing obligations to pay deposit withdrawals and to fund loan commitments. The Company's primary sources of funds are deposits, borrowings, and the amortization, prepayment, and maturities of loans and investments.

The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, interest checking accounts, savings accounts, and money market accounts. Deposit levels are greatly influenced by interest rates, economic conditions, and competitive factors. The Bank has also established five repurchase agreement lines, approximately $500 million of potential funding, with major brokerage firms as potential sources of liquidity. At December 31, 2000, the Bank had $19.7 million outstanding under these lines. In addition to these lines, the Bank also had customer repurchase agreements outstanding amounting to $51.8 million at December 31, 2000. As a member of the Federal Home Loan Bank, Rockland has access to approximately $479 million of borrowing capacity as an alternative to the repurchase agreements. On December 31, 2000, the Company had $191.2 million outstanding in FHLB borrowings.

The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Parent Company's assets include its investment in the Bank and $0.7 million of goodwill. In addition, the Parent Company issued $55.4 million of Junior Subordinated Debentures in conjunction with the issuance of Trust Preferred Securities by direct subsidiaries, Independent Capital Trust I and Independent Capital Trust II. The Parent Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Parent Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The Parent Company is directly reimbursed by the Bank for virtually all such expenses.

The Company actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Company will maintain adequate levels of available funds. At December 31, 2000, the Company's liquidity position was well above policy guidelines.

                                CAPITAL RESOURCES

The Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation
(FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 2000, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital.

A minimum requirement of 4.0% Tier 1 leverage capital is also mandated. On December 31, 2000, the Tier 1 leverage capital ratio for the Company and the Bank was 5.86% and 6.57%, respectively.

Capital ratios of the Company and the Bank are shown below for the last two year-ends.

December 31,                                                   2000        1999
--------------------------------------------------------------------------------
The Company
  Tier 1 leverage capital ratio                               5.86%       8.15%
  Tier 1 risk-based capital ratio                             8.50%      11.14%
  Total risk-based capital ratio                             10.97%      12.39%
The Bank
  Tier 1 leverage capital ratio                               6.57%       6.86%
  Tier 1 risk-based capital ratio                             9.51%       9.35%
  Total risk-based capital ratio                             10.70%      10.60%

                                                                            2000
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                    DIVIDENDS

The Company declared cash dividends of $.40 per share in 2000 and 1999. The 2000 ratio of dividends paid to earnings was 37.53%.

Payment of dividends by the Company on its common stock is subject to various regulatory restrictions. The Company is regulated by the Federal Reserve Bank and, as such, is subject to its regulations and guidelines with respect to the payment of dividends. Since substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend on the earnings of the Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the Board of Directors deems appropriate. Management believes that the Bank will continue to generate adequate earnings to continue to pay dividends.

                     IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

The financial nature of the Company's consolidated financial statements is more clearly affected by changes in interest rates than by inflation. Interest rates do not necessarily fluctuate in the same direction or in the same magnitude as the prices of goods and services. However, inflation does affect the Company because, as prices increase, the money supply grows and interest rates are affected by inflationary expectations. The impact on the Company is a noted increase in the size of loan requests with resulting growth in total assets. In addition, operating expenses may increase without a corresponding increase in productivity. There is no precise method, however, to measure the effects of inflation on the Company's consolidated financial statements. Accordingly, any examination or analysis of the financial statements should take into consideration the possible effects of inflation.

                        RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Effectiveness. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

If a derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in the fair value of assets, liabilities, or firm commitments through earnings or are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings.

As of January 1, 2001, the Company had interest rate swaps that qualified as derivatives under SFAS No. 133. Interest rate swaps are used primarily by the Company to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from changes in interest rates. Such exposures result from portions of the Company's assets and liabilities that earn or pay interest at a fixed rate. In addition, the Company had entered into commitments to fund residential mortgage loans with the intention of selling them in the secondary markets. The Company had also entered into forward sales agreements for certain funded loans and loan commitments.

Upon adoption, SFAS No. 133 allows for the one time reclassification of investments from "held-to-maturity" to "available-for-sale." On January 1, 2001, the Bank reclassified $102.8 million of treasury, agency and mortgage backed securities from "held-to-maturity" to "available-for-sale."

The adoption of SFAS No. 133 resulted in an increase of $371,000 in Other Comprehensive Income with no cumulative effect on earnings as of January 1, 2001.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company has quantified the impact of provisions effective for 2000 and the adoption did not have a material impact on the financial position or results of operations. The Company has not yet quantified the remaining provisions effective in 2001, however, the Company does not expect that the adoption of this statement will have a material impact on its financial position or results of operations.


                                       15
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                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Independent Bank Corp.:

We have audited the consolidated balance sheets of Independent Bank Corp. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corp. and its subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

                                                           ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 19, 2001

                                                                            2000
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                                             2000                  1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (Dollars In Thousands)
ASSETS
  CASH AND DUE FROM BANKS                                                                             $58,005               $48,949
  FEDERAL FUNDS SOLD                                                                                       --                 8,719
  TRADING ASSETS (Note 3)                                                                                 479                   486
  SECURITIES HELD TO MATURITY (Notes 1 and 4)
      (market value $188,583 and $218,588)                                                            195,416               229,043
  SECURITIES AVAILABLE FOR SALE (Notes 1 and 4)                                                       387,476               201,614
  FEDERAL HOME LOAN BANK STOCK (Note 7)                                                                17,036                17,036
  LOANS, NET OF UNEARNED DISCOUNT (Notes 1 and 5)                                                   1,184,764             1,028,510
       LESS: RESERVE FOR POSSIBLE LOAN LOSSES                                                         (15,493)              (14,958)
------------------------------------------------------------------------------------------------------------------------------------
       Net Loans                                                                                    1,169,271             1,013,552
------------------------------------------------------------------------------------------------------------------------------------
  BANK PREMISES AND EQUIPMENT (Notes 1 and 6)                                                          30,367                14,392
  GOODWILL (Note 1)                                                                                    39,068                 2,064
  BANK OWNED LIFE INSURANCE                                                                            33,425                31,720
  OTHER ASSETS (Notes 1 and 9)                                                                         19,433                22,481
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                                                  $1,949,976            $1,590,056
====================================================================================================================================

LIABILITIES
  DEPOSITS
       Demand Deposits                                                                               $336,755              $226,044
       Savings and Interest Checking Accounts                                                         356,504               282,516
       Money Market and Super Interest Checking Accounts                                              200,831               107,624
       Time Certificates of Deposit over $100,000                                                     166,732               113,832
       Other Time Deposits                                                                            428,400               351,790
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL  DEPOSITS                                                                                1,489,222             1,081,806
====================================================================================================================================
  FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER
       REPURCHASE AGREEMENTS (Notes 4 and 7)                                                           76,025                93,366
  TREASURY TAX AND LOAN NOTES (Notes 4 and 7)                                                           7,794                 9,877
  FEDERAL HOME LOAN BANK BORROWINGS (Note 7)                                                          191,224               256,224
  OTHER LIABILITIES                                                                                    19,681                21,904
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                                             $1,783,946            $1,463,177
====================================================================================================================================
  Corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior
       subordinated debentures of the Corporation Outstanding:
       2,150,000 shares in 2000 and 1,150,000 shares 1999 (Note 14)                                   $51,318               $28,750
------------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (Notes 1 and 12)
  Preferred Stock, $.01 par value. Authorized: 1,000,000 Shares
       Outstanding: None                                                                                   --                    --
  Common Stock, $.01 par value. Authorized: 30,000,000
       Outstanding: 14,863,821 Shares in 2000 and 1999                                                    149                   149
  Treasury Stock: 608,952 Shares in 2000 and 684,463 Shares in 1999                                    (9,495)              (10,678)
  Surplus                                                                                              44,078                44,950
  Retained Earnings                                                                                    77,028                67,547
  Other Accumulated Comprehensive Income (loss) Net of Tax (Note 4)                                     2,952                (3,839)
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY                                                                       114,712                98,129
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, MINORITY INTEREST IN
SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                                                             $1,949,976            $1,590,056
====================================================================================================================================

                   The accompanying notes are an integral part
                  of these consolidated financial statements.


                                                                              17
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                        CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                                                    2000                  1999                    1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME
   Interest on Loans (Notes 1 and 5)                                                 $92,243           $81,296           $76,404
   Interest and Dividends on Securities (Note 4)                                      34,657            30,127            31,508
   Interest on Federal Funds Sold and Repurchase Agreements                              660               578               800
   Interest on Interest Bearing Deposits                                                   6                 5                --
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                                127,566           112,006           108,712
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on Deposits                                                               37,881            30,668            31,432
   Interest on Borrowings (Notes 1 and 7)                                             17,538            19,510            18,137
------------------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                          55,419            50,178            49,569
------------------------------------------------------------------------------------------------------------------------------------
      Net Interest Income                                                             72,147            61,828            59,143
------------------------------------------------------------------------------------------------------------------------------------
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 1 and 5)                                     2,268             3,927             3,960
------------------------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision For Possible Loan Losses                    69,879            57,901            55,183
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
   Service Charges on Deposit Accounts                                                 6,736             5,409             5,356
   Asset Management & Trust Services                                                   4,538             4,108             3,763
   Mortgage Banking Income                                                             1,285             1,779             2,354
   BOLI Income                                                                         1,705             1,609               166
   Other Non-Interest Income                                                           2,154             1,888             1,486
------------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                                       16,418            14,793            13,125
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
   Salaries and Employee Benefits (Note10)                                            28,345            23,716            21,071
   Occupancy and Equipment Expenses (Notes 6 and 13)                                   8,235             6,816             6,651
   Data Processing                                                                     4,717             4,337             4,166
   Special Charges (Note 1)                                                            3,608                --                --
   Other Non-Interest Expenses (Note 11)                                              14,469            10,581             9,809
------------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expenses                                                     59,374            45,450            41,697
------------------------------------------------------------------------------------------------------------------------------------
   Minority Interest                                                                   5,319             2,668             2,668
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                            21,604            24,576            23,943
------------------------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES (Notes 1 and 9)                                             6,414             7,545             7,804
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $15,190           $17,031           $16,139
====================================================================================================================================
BASIC EARNINGS PER SHARE (Note 8 )                                                     $1.07             $1.20             $1.10
====================================================================================================================================
DILUTED EARNINGS PER SHARE (Note 8)                                                    $1.06             $1.19             $1.08
====================================================================================================================================

Weighted average common shares (Basic) (Notes 1 and 12)                           14,238,148        14,213,390        14,730,193
Common stock equivalents                                                              67,019           152,266           215,526
------------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares (Diluted) (Notes 1, 8 and 12)                      14,305,167        14,365,656        14,945,719
====================================================================================================================================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                                                            2000
--------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             (Dollars in Thousands, Except Share and Per Share Data)

                                                                                                               OTHER
                                                                                                            ACCUMULATED
                                                           COMMON       TREASURY                RETAINED   COMPREHENSIVE
                                                           STOCK         STOCK       SURPLUS    EARNINGS       INCOME       TOTAL
------------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                                     $148          $--      $45,147     $45,825        $1,373     $92,493
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                                    16,139                    16,139
    Cash Dividends Declared ($.40 per share)                                                      (5,901)                   (5,901)
    Proceeds From Exercise of Stock Options (Note 12)            1          409          156                                   566
    Treasury Stock Repurchase, 433,338 shares                            (6,840)                                            (6,840)
    Change in Unrealized Gain on Securities
      Available For Sale, Net of Tax (Note 4)                                                                     (609)       (609)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                                      149       (6,431)      45,303      56,063           764      95,848
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                                    17,031                    17,031
    Cash Dividends Declared ($.40 per share)                                                      (5,547)                   (5,547)
    Proceeds From Exercise of Stock Options (Note 12)                       589         (353)                                  236
    Treasury Stock Repurchase, 315,355 shares                            (4,836)                                            (4,836)
    Change in Unrealized Gain on Securities
      Available For Sale, Net of Tax (Note 4)                                                                   (4,603)     (4,603)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999                                      149      (10,678)      44,950      67,547        (3,839)     98,129
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                                    15,190                    15,190
    Cash Dividends Declared ($.40 per share)                                                      (5,709)                   (5,709)
    Proceeds From Exercise of Stock Options (Note 12)                     1,183         (904)                                  279
    Tax Benefit associated with Stock Option Exercises                                    32                                    32
    Change in Unrealized Gain on Securities                                                                                     --
      Available For Sale, Net of Tax (Note 4)                                                                    6,791       6,791
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2000                                     $149      ($9,495)     $44,078     $77,028        $2,952    $114,712
------------------------------------------------------------------------------------------------------------------------------------

                        STATEMENT OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                               2000            1999            1998
                                                                                            ---------------------------------------
                                                                                                        (In Thousands)
Net Income                                                                                  $15,190         $17,031         $16,139
Other Comprehensive Income, Net of Tax
      Unrealized holding gains (losses) arising during period                                 6,860          (4,581)           (591)
      Reclassification adjustments for gains included in net earnings                           (69)            (22)            (18)
                                                                                            ---------------------------------------
Other Comprehensive Income (loss)                                                             6,791          (4,603)           (609)
                                                                                            ---------------------------------------
      Comprehensive Income                                                                  $21,981         $12,428         $15,530
                                                                                            =======================================

                   The accompanying notes are an integral part of these consolidated financial statements.

                                                                              19
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                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                                     2000             1999             1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                                              $15,190          $17,031          $16,139
  ADJUSTMENTS TO RECONCILE NET INCOME TO
    NET CASH PROVIDED FROM OPERATING ACTIVITIES:
    Depreciation and amortization                                                           5,600            4,544            4,202
    Provision for possible loan losses                                                      2,268            3,927            3,960
    Deferred income taxes                                                                     287               75               65
    Loans originated for resale                                                           (33,699)         (51,208)         (76,223)
    Proceeds from mortgage loan sales                                                      33,533           51,005           76,028
    Loss on sale of mortgages                                                                 165              203              195
    Gain on sale of investments                                                              (106)             (34)             (27)
    Gain recorded from mortgage servicing rights                                             (345)            (560)            (748)
    Other Real Estate Owned recoveries                                                         --              (12)            (188)
    Changes in assets and liabilities (excluding branch acquisition)
       (Increase) Decrease in other assets                                                  2,785           (5,753)           1,318
       (Decrease) increase in other liabilities                                            (8,116)          13,928           (1,497)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                                                           2,372           16,115            7,085
------------------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED FROM OPERATING ACTIVITIES                                            17,562           33,146           23,224
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturities of Securities Held to Maturity                                36,086           77,286          106,545
    Proceeds from maturities of Securities Available for sale                              40,792           43,855           68,702
    Purchase of Securities Held to Maturity                                                (2,761)         (22,045)         (84,211)
    Purchase of Securities Available For Sale                                            (215,664)         (58,555)        (133,688)
    Purchase of Federal Home Loan Bank Stock                                                   --           (1,001)              --
    Purchase of Bank Owned Life Insurance                                                      --               --          (30,000)
    Net Cash proceeds from branch acquisition                                             153,155               --               --
    Net increase in Loans (excluding branch acquisition)                                  (23,656)         (90,188)        (116,004)
    Proceeds from sale of Other Real Estate Owned                                              --              138              244
    Investment in Bank Premises and Equipment
     (excluding branch acquisition)                                                        (9,313)          (2,245)          (5,041)
------------------------------------------------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                                                 (21,361)         (52,755)        (193,453)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in Time Deposits (excluding branch acquisition)                           25,579           33,512           10,835
    Net increase  in Other Deposits (excluding branch acquisition)                         45,803            4,977           44,334
    Net (decrease) increase in Federal Funds Purchased
      and Assets Sold Under Repurchase Agreements                                         (17,341)          10,990           44,049
    Net increase (decrease) in Federal Home Loan Bank Borrowings                          (65,000)         (57,500)         107,000
    Net increase (decrease) in Treasury Tax & Loan Notes                                   (2,083)           9,406           (2,746)
    Issuance of corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior
     subordinated debentures of the Corporation                                            22,568               --               --
    Proceeds from stock issuance                                                              311              236              566
    Payments for Treasury stock purchase                                                       --           (4,836)          (6,840)
    Dividends Paid                                                                         (5,701)          (5,706)          (5,787)
------------------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES                                   4,136           (8,921)         191,411
------------------------------------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      337          (28,530)          21,182
------------------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                                 57,668           86,198           65,016
------------------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                                      $58,005          $57,668          $86,198
====================================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
        Interest on deposits and borrowings                                               $54,786          $50,083          $51,212
        Minority Interest                                                                   5,319            2,668            2,668
        Income taxes                                                                        4,338            8,094            7,303
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
      FINANCING ACTIVITIES:
        Loans transferred to OREO                                                              --              126               85
        Assets transferred to Trading from Available for Sale                                  --              486               --

        Summary of Branch Acquisition:
           Fair Value of net liabilities assumed                                             (190)              --               --
           Net cash received                                                                  153               --               --
                                                                                          ------------------------------------------
           Excess of assumed liabilities over net cash received                                37               --               --

DISCLOSURE OF ACCOUNTING POLICY: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and assets purchased under resale agreements. Generally, federal funds are sold for up to two week periods.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                                                            2000
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or the Bank), Independent Capital Trust I (Trust I) and Independent Capital Trust II (Trust II). All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from these estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, and the valuation of mortgage servicing rights, foreclosed real estate, deferred tax assets and trading activities.

NATURE OF OPERATIONS

Independent Bank Corp. is a one-bank holding company whose primary asset is its investment in Rockland. Rockland is a state-chartered commercial bank that operates 51 retail branches, nine commercial lending centers and three Asset Management & Trust Services Offices located in the Plymouth, Barnstable and Bristol counties of southeastern Massachusetts. The Company's primary source of income is from providing loans to individuals and small-to-medium-sized businesses in its market area.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's activities are with customers located within Massachusetts. Notes 3 and 4 discuss the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations in any one industry or customer.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under repurchase agreements, all of which mature within 90 days.

TRADING ACTIVITIES

Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income. Quoted market prices, when available, are used to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, net of the related tax effect, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the effective yield method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

When securities are sold, the adjusted cost of the specific security sold is used to compute gain or loss on the sale. Neither the Company nor the Bank engages in the trading of debt securities.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

LOANS

Loans are stated at their principal balance outstanding, with the exception of purchased loans, which are stated at fair value. Interest income for commercial, real estate, and consumer loans is accrued based upon the daily principal amount outstanding except for loans on nonaccrual status. Interest income on installment loans is generally recorded based upon the level-yield method.

Interest accruals are generally suspended on commercial or real estate loans more than 90 days past due with respect to principal or interest. When a loan is placed on nonaccrual status, all previously accrued and uncollected interest is reversed against current income. Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectibility of principal is no longer considered doubtful.

Loan fees in excess of certain direct origination costs are deferred and amortized into interest income over the expected term of the loan using the level-yield method.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's systematic periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.


                                                                              21
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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual, consumer, and residential loans for impairment disclosures.

LOAN SERVICING

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

LOAN ORIGINATION FEES

Loan origination and commitment fees and certain related costs are deferred and amortized over the lives of the underlying loans. Net deferred fees included in loans at December 31, 2000 and 1999 were $704,000 and $830,000, respectively.

BANK PREMISES AND EQUIPMENT

Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

OTHER REAL ESTATE OWNED

Other real estate owned (OREO) is comprised of real estate acquired through loan foreclosure or acceptance of a deed in lieu of foreclosure. OREO is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Subsequent declines in value are charged to other non-interest expense. The Bank had no OREO properties at December 31, 2000.

SPECIAL CHARGES

Special charges for the year ended December 31, 2000 totaled $3.6 million. They were comprised of three items: system conversion charges of $1.3 million; expense of $1.3 million associated with the FleetBoston Financial branch acquisition; and, as previously announced in April and recorded as a $1.0 million pre-tax charge in the second quarter of 2000, an unfavorable judgement was entered against the Bank in Plymouth Superior Court concerning a proposed commercial loan transaction that was never consummated.

INTANGIBLE ASSETS

In connection with the acquisition of Middleboro Trust Company in January 1986, the Company allocated $2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20 year period using the straight-line method. The balance at December 31, 2000 is $738,000.

In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May 1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15 year period using the straight-line method. The balance at December 31, 2000 is $1,050,000.

In August 2000, Rockland acquired 16 branches, $336 million of deposits and $134.3 million of loans at fair value from FleetBoston Financial (including 4 branches and associated loans and deposits from Sovereign Bank). In addition, the Bank acquired $10.7 million of Premises and Equipment and $1.0 million of other assets. The Bank allocated $38,311,000 of the purchase price to goodwill, which is being amortized over a 15-year period using the straight-line method. The balance at December 31, 2000 is $37,280,000. The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are recoverable from projected undiscounted net cash flows of the related acquired assets.

INCOME TAXES

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

ASSET MANAGEMENT & TRUST SERVICES

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, as such assets are not assets of the Company. Asset Management & Trust

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Services income is recorded on an accrual basis.

FINANCIAL INSTRUMENTS

Credit related financial instruments - In the ordinary course of business, the Bank enters into commitments to extend credit. These financial instruments are recorded when they are funded. Derivative financial instruments - As part of the Company's asset/liability management, the Bank utilized interest rate swap agreements, caps, or floors to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

The Bank uses written put and call option strategies in which it receives a cash premium for entering into options on investment securities. These options are derivative financial instruments and are marked to fair value through non-interest income and included in Other Liabilities in the accompanying consolidated statement of financial condition. In 2000 and 1999, the Bank recognized option income of $50,000 and $30,000, respectively. At December 31, 2000, the Company did not have any written options outstanding.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

STOCK-BASED COMPENSATION

The Company measures compensation cost for stock based compensation using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Effectiveness. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

If a derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in the fair value of assets, liabilities, or firm commitments through earnings or are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings.

As of January 1, 2001, the Company had interest rate swaps that qualified as derivatives under SFAS No. 133. Interest rate swaps are used primarily by the Company to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from changes in interest rates. Such exposures result from portions of the Company's assets and liabilities that earn or pay interest at a fixed rate. In addition, the Company had entered into commitments to fund residential mortgage loans with the intention of selling them in the secondary markets. The Company had also entered into forward sales agreements for certain funded loans and loan commitments.

Upon adoption, SFAS No. 133 allows for the one time reclassification of investments from "held-to-maturity" to "available-for-sale." On January 1, 2001, the Bank reclassified $102.8 million of treasury, agency and mortgage backed securities from "held-to-maturity" to "available-for-sale."

The adoption of SFAS No. 133 resulted in an increase of $371,000 in Other Comprehensive Income with no cumulative effect on earnings as of January 1, 2001.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company has quantified the impact of provisions effective for 2000 and the adoption did not have a material impact on the financial position or results of operations. The Company has not yet quantified the remaining provisions effective in 2001, however, the Company does not expect that the adoption of this statement will have a material impact on its financial position or results of operations.


                                                                              23
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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2)  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized on the balance sheet. In cases where quoted market values are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
The carrying amount reported on the balance sheet for cash, federal funds sold and assets purchased under resale agreements, and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following table reflects the book and fair values of financial instruments, including on-balance sheet and off-balance sheet instruments as of December 31, 2000 and 1999.

                                                                                2000                         1999
                                                                    --------------------------------------------------------------
                                                                         BOOK           FAIR           BOOK           FAIR
                                                                        VALUE          VALUE          VALUE          VALUE
                                                                    --------------------------------------------------------------
                                                                          (In Thousands)                (In Thousands)
FINANCIAL ASSETS
Cash and Due From Banks                                               $58,005        $58,005        $48,949        $48,949     (a)
Federal Funds Sold                                                         --             --          8,719          8,719     (a)
Securities Held To Maturity                                           195,416        188,583        229,043        218,588     (b)
Securities Available For Sale                                         387,476        387,476        201,614        201,614     (b)
Trading Assets                                                            479            479            486            486     (b)
Federal Home Loan Bank Stock                                           17,036         17,036         17,036         17,036     (c)
Net Loans                                                           1,166,639      1,169,664      1,012,052      1,010,337     (d)
Loans Held For Sale                                                     2,632          2,632          1,500          1,500     (b)
Mortgage Servicing Rights                                               1,377          1,377          1,417          1,417     (f)
Bank Owned Life Insurance                                              33,425         33,425         31,720         31,720     (b)

FINANCIAL LIABILITIES
Demand Deposits                                                       336,755        336,755        226,044        226,044     (e)
Savings and Interest Checking Accounts                                356,504        356,504        282,516        282,516     (e)
Money Market and Super Interest Checking Accounts                     200,831        200,831        107,624        107,624     (e)
Time Deposits                                                         595,132        597,028        465,622        466,553     (f)
Federal Funds Purchased and Assets
Sold Under Repurchase Agreements                                       76,025         76,025         93,366         92,832     (f)
Treasury Tax and Loan Notes                                             7,794          7,794          9,877          9,877     (a)
Federal Home Loan Bank Borrowings                                     191,224        190,802        256,224        250,175     (f)
Corporation-obligated mandatorily redeemable trust
   preferred securities of subsidiary trust holding solely
   junior subordinated debentures of the Corporation                   51,318         51,287         28,750         23,561     (b)

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby Letters of Credit                                                  --             15             --              9     (g)
Interest Rate Swap Agreements                                              --          1,990             --           (151)    (b)

In addition to the above items, the Company has loan commitments, the fair value of which was not material at December 31, 2000.

(a) Book value approximates fair value due to short term nature of these instruments.

(b)   Fair value was determined based on market prices or dealer quotes.

(c)   Federal Home Loan Bank stock is redeemable at cost.

(d) The fair value of loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

(e) Fair value is presented as equaling book value. SFAS No. 107 requires that deposits that can be withdrawn without penalty at any time be presented at such amount without regard to the inherent value of such deposits and the Bank's relationship with such depositors.

(f) The fair value of these instruments is estimated by discounting anticipated future cash payments using rates currently available for instruments with similar remaining maturities.

(g) The fair value of these instruments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of customers.

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3) TRADING ASSETS

Trading assets, at fair value, consist of the following:

                                                         2000               1999
--------------------------------------------------------------------------------
                                                                Fair Value
--------------------------------------------------------------------------------
                                                              (In Thousands)
Cash equivalents                                         $ 34               $ 21
Marketable equity securities                              445                465
--------------------------------------------------------------------------------
Total                                                    $479               $486
================================================================================

The Company realized a loss on trading activities of $12,000 in 2000, and $15,000 in 1999.

(4)  SECURITIES

The amortized cost, gross unrealized gains and losses, and fair market value of securities held to maturity at December 31, 2000 and 1999 were as follows:

                                                               2000                                       1999
--------------------------------------------------------------------------------------  -------------------------------------------
                                                         Gross      Gross      Fair                  Gross       Gross       Fair
                                           Amortized  Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized   Market
                                              Cost       Gains      Losses    Value        Cost      Gains       Losses      Value
--------------------------------------------------------------------------------------  -------------------------------------------
                                                          (In Thousands)                            (In Thousands)
U.S. Treasury and U.S.
   Government Agency Securities             $21,712       $ 81       ($374)    $21,419   $25,996     $ --      ($1,386)     $24,610
Mortgage-Backed Securities                   77,524        662        (596)     77,590   101,081       84       (2,229)      98,936
Collateralized Mortgage Obligations           3,563         18          (6)      3,575     5,666       --          (61)       5,605
State, County, and Municipal Securities      38,284        368        (565)     38,087    41,984       25       (2,841)      39,168
Corporate Debt Securities                    54,333        266      (6,687)     47,912    54,316      361       (4,408)      50,269
--------------------------------------------------------------------------------------  -------------------------------------------
    Total                                  $195,416     $1,395     ($8,228)   $188,583  $229,043     $470     ($10,925)    $218,588
======================================================================================  ===========================================

The amortized cost, gross unrealized gains and losses, and fair market value of securities available for sale at December 31, 2000 and 1999 were as follows:

                                                               2000                                       1999
--------------------------------------------------------------------------------------  -------------------------------------------
                                                         Gross      Gross      Fair                  Gross       Gross       Fair
                                           Amortized  Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized   Market
                                              Cost       Gains      Losses    Value        Cost      Gains       Losses      Value
--------------------------------------------------------------------------------------  -------------------------------------------
                                                           (In Thousands)                              (In Thousands)
U.S. Treasury and U.S.
   Government Agency Securities             $43,965     $1,381       ($104)    $45,242    $8,999     $ --         ($532)     $8,467
Mortgage-Backed Securities                  262,200      3,629        (551)    265,278   125,115       --        (3,234)    121,881
Collateralized Mortgage Obligations          76,168      1,414        (626)     76,956    73,316      250        (2,300)     71,266
--------------------------------------------------------------------------------------  -------------------------------------------
    Total                                  $382,333     $6,424     ($1,281)   $387,476  $207,430     $250       ($6,066)   $201,614
======================================================================================  ===========================================

The Bank realized a gain of $106,000 and $34,000 on the sale of available for sale securities in 2000 and 1999, respectively. A schedule of the contractual maturities of securities held to maturity and securities available for sale at December 31, 2000 is presented below:

                                                Held to maturity                  Available for sale
---------------------------------------------------------------------------------------------------------
                                                 (In Thousands)                     (In Thousands)
                                            Amortized       Fair                 Amortized       Fair
                                              Cost      Market Value               Cost      Market Value
---------------------------------------------------------------------------------------------------------
Due in one year or less                       $6,889         $6,843                  $ --         $ --
Due from one year to five years                6,129          5,983                10,000       10,638
Due from five to ten years                    39,184         39,337                42,027       42,614
Due after ten years                          143,214        136,420               330,306      334,224
---------------------------------------------------------------------------------------------------------
    Total                                   $195,416       $188,583              $382,333     $387,476
=========================================================================================================

The actual maturities of mortgage-backed securities, collateralized mortgage obligations and corporate debt securities will differ from the contractual maturities due to the ability of the issuers to prepay underlying obligations.

On December 31, 2000 and 1999, investment securities carried at $148,764,000 and $136,236,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. Included in the pledged securities on December 31, 2000 is a $19,690,000 GNMA restricted security that has been transferred to collateralize assets sold under a repurchase agreement.

At year end 2000 and 1999, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.


                                                                              25
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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(5) LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

The composition of loans, net of unearned discount, at December 31, 2000 and 1999 were as follows:

                                                           2000             1999
--------------------------------------------------------------------------------
                                                            (In Thousands)
Commercial                                             $134,227         $126,815
Real Estate - Commercial Mortgage                       442,120          321,526
Real Estate - Residential Mortgage                      161,675          157,502
Real Estate - Construction                               45,338           38,503
Consumer - Installment                                  325,227         326, 805
Consumer - Other                                         76,177           57,359
--------------------------------------------------------------------------------
Loans                                                $1,184,764       $1,028,510
================================================================================

In connection with the acquisition of the FleetBoston Financial and Sovereign Bank loans, the Company recorded a fair value adjustment of $0.5 million associated with the interest rates on these loans. In addition, the Company recorded a credit quality discount of $1.4 million which reflects management's estimate of the uncollectible portion of the original amounts of such loans.

In addition to the loans noted above, at December 31, 2000 and December 31, 1999, the Company serviced approximately $259,656,000 and $256,833,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions. All of the loans sold at December 31, 2000 and 1999 were sold without recourse.

Loans held for sale are valued at lower of the recorded balance or market value. At December 31, 2000 and 1999, loans held for sale amounted to approximately $2,632,000 and $1,500,000, respectively. No adjustments for unrealized losses were required at December 31, 2000 and 1999.

As of December 31, 2000 and 1999, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 was as follows:

                                        2000                   1999
--------------------------------------------------------------------------------
                                Recorded    Valuation   Recorded    Valuation
                               Investment   Allowance  Investment   Allowance
--------------------------------------------------------------------------------
                                               (In Thousands)
Impaired loans:
   Valuation allowance
   required                      $1,186       $427         $790       $353
   No valuation
   allowance required               803          -          434          -
--------------------------------------------------------------------------------
   Total                         $1,989       $427       $1,224       $353
================================================================================

The valuation allowance is included in the reserve for possible loan losses on the consolidated balance sheet. The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was $1,800,000 and $1,900,000, respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of approximately $68,000 and $56,000 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, the Bank had $1.99 million of restructured loans.

The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 2000 and 1999 and for the years then ended is as follows (in thousands).

Balance, January 1, 1999                                                $11,569
--------------------------------------------------------------------------------
New loans                                                                 7,060
Loan repayments                                                          (5,907)
--------------------------------------------------------------------------------
Balance, December 31, 1999                                              $12,722
--------------------------------------------------------------------------------
New loans                                                                 2,621
Loan repayments                                                          (1,674)
--------------------------------------------------------------------------------
Balance, December 31, 2000                                              $13,669
================================================================================

All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of the total reserves available for possible loan losses for each of the three years in the period ended December 31, 2000 is as follows.

                                                   2000        1999        1998
--------------------------------------------------------------------------------
                                                        (In Thousands)
Reserve for loan losses, beginning of year      $14,958     $13,695     $12,674
Loans charged off                                (2,576)     (3,970)     (4,097)
Recoveries on loans previously
   charged off                                      843       1,306       1,158
--------------------------------------------------------------------------------
   Net charge-offs                               (1,733)     (2,664)     (2,939)
Provision charged to expense                      2,268       3,927       3,960
--------------------------------------------------------------------------------
Reserve for loan losses, end of year             15,493      14,958      13,695
Credit quality discount on acquired loans         1,375           -           -
--------------------------------------------------------------------------------
Total reserves available for loan losses,
    end of year                                 $16,868     $14,958     $13,695
================================================================================

(6) BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2000 and 1999 were as follows:

                                                          2000             1999
--------------------------------------------------------------------------------
Cost:                                                       (In Thousands)
  Land                                                    $335             $335
  Bank Premises                                         26,069           10,650
  Leasehold Improvements                                 7,750            7,308
  Furniture and Equipment                               30,468           26,303
--------------------------------------------------------------------------------
Total Cost                                              64,622           44,596
--------------------------------------------------------------------------------
    Accumulated Depreciation                           (34,255)         (30,204)
--------------------------------------------------------------------------------
Net Bank Premises and Equipment                        $30,367          $14,392
================================================================================

Depreciation and amortization expense related to bank premises and equipment was $3,917,000 in 2000, $3,440,000 in 1999 and $2,617,000 in 1998.

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(7) BORROWINGS

Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended December 31 are as follows:

                                                2000          1999         1998
--------------------------------------------------------------------------------
                                                    (Dollars In Thousands)
Balance outstanding
    at end of year                           $83,819      $103,243      $82,847
Average daily balance
   outstanding                               106,973        88,215       66,403
Maximum balance outstanding
   at any month end                          140,162       103,248       89,741
Weighted average interest rate
   for the year                                 5.26%         4.83%        5.39%
Weighted average interest rate
  at end of year                                5.15%         4.86%        4.72%

The Bank has established two federal funds lines of $20 million. Borrowings under these lines are classified as federal funds purchased. The Company has established five repurchase agreements with major brokerage firms. Borrowings under these agreements are classified as assets sold under repurchase agreements. At December 31, 2000, the Bank had $19.7 million outstanding under these lines, while at December 31, 1999, there was $40.0 million outstanding. The Bank also utilizes customer repurchase agreements as an additional source of funds. The balance outstanding was $51.8 million and $47.6 million at December 31, 2000 and 1999, respectively.

Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the Bank's portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately $479 million. A schedule of the maturity distribution of FHLB advances with the weighted average interest rates at December 31, 2000 and 1999 follows:

                                         2000                     1999
--------------------------------------------------------------------------------
                                             Weighted                  Weighted
                                              Average                   Average
                                  Amount       Rate         Amount       Rate
--------------------------------------------------------------------------------
                                             (Dollars In Thousands)
Due in
one year or less                 $65,000       6.43%      $185,000       5.69%
Due from one year
to five years                    126,224       5.50%        71,224       5.60%
--------------------------------------------------------------------------------
                                $191,224       5.82%      $256,224       5.66%
================================================================================

(8) EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. This statement was issued by the FASB in March 1997 and establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations.

                                                      (In Thousands, Except Per Share Data)

                                        Net Income            Weighted Average Shares          Net Income Per Share
                                ---------------------------------------------------------------------------------------
                                 2000      1999      1998      2000     1999     1998       2000       1999       1998
                                ---------------------------------------------------------------------------------------
Basic EPS                       $15,190   $17,031   $16,139   14,238   14,214   14,730      $1.07      $1.20      $1.10
Effect of dilutive Securities         -         -         -       67      152      216       0.01       0.01       0.02
                                ---------------------------------------------------------------------------------------
Diluted EPS                     $15,190   $17,031   $16,139   14,305   14,366   14,946      $1.06      $1.19      $1.08
                                ---------------------------------------------------------------------------------------

Options to purchase 352,148, 248,395 and 126,000 shares of common stock were outstanding during 2000, 1999 and 1998, respectively. These shares were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Basic EPS was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year.


                                                                              27
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(9) INCOME TAXES

The provision for income taxes is comprised of the following components:

YEARS ENDED DECEMBER 31,                          2000         1999         1998
--------------------------------------------------------------------------------
                                                         (In Thousands)
Current Provision
  Federal                                       $5,934       $6,419       $7,509
  State                                            193        1,051          230
--------------------------------------------------------------------------------
  TOTAL CURRENT
  PROVISION                                      6,127        7,470        7,739
--------------------------------------------------------------------------------
Deferred Provision (Benefit)
  Federal                                          278          391           49
  State                                              9         (285)          14
  Change in Valuation Allowance                      0          (31)           2
================================================================================
  TOTAL DEFERRED
  PROVISION                                        287           75           65
  TOTAL PROVISION                               $6,414       $7,545       $7,804
================================================================================

The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate of 35% to income before income taxes. The following summary reconciles the differences between these amounts.

YEARS ENDED DECEMBER 31,                           2000        1999        1998
--------------------------------------------------------------------------------
                                                         (In Thousands)
Computed statutory federal
  income tax provision                           $7,561      $8,602      $8,380
Nontaxable interest, net                           (742)       (662)       (541)
State taxes, net of federal tax benefit             131         498         160
Low-income housing credits                         (214)       (161)       (215)
Bank Owned Life Insurance                          (597)       (563)        (39)
Change in valuation allowance                         0         (31)          2
Other, net                                          275        (138)         57
--------------------------------------------------------------------------------
TOTAL PROVISION                                  $6,414      $7,545      $7,804
================================================================================

The net deferred tax (liability) asset that is included in other (liabilities) assets amounted to approximately ($693,000) and $4,057,000 at December 31, 2000 and 1999, respectively. The tax-effected components of the net deferred tax asset at December 31, 2000 and 1999 are as follows:

YEARS ENDED DECEMBER 31,                                    2000           1999
--------------------------------------------------------------------------------
                                                              (In Thousands)
Reserve for possible loan losses                          $5,293         $5,106
Tax depreciation                                             994            895
Mark to market adjustment                                 (5,224)        (4,613)

Accrued expenses not
  deducted for tax purposes                                  767            405

Deferred income                                               19             36

State taxes                                                  (40)           597

SFAS 115 adjustment                                       (1,800)         2,036

Other, net                                                  (702)          (405)
--------------------------------------------------------------------------------
  TOTAL DEFERRED TAX
  (LIABILITY) ASSET                                         (693)         4,057
  Valuation allowance                                          -              -
--------------------------------------------------------------------------------
  NET DEFERRED TAX (LIABILITY) ASSET                       ($693)        $4,057
================================================================================

The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax assets will not be realized.

(10) EMPLOYEE BENEFITS
PENSION AND POSTRETIREMENT BENEFITS

PENSION

Effective January 1997, the Bank's pension plan joined a multiple employer structure under the Financial Institutions Retirement Fund. All plan assets were contributed to the Fund. This transaction qualified for accounting purposes as a plan termination. The accrued pension liability at December 31, 1996 was recognized as income in 1997. There was no contribution requirement for 2000, 1999, 1998 or 1997 and consequently no pension expense was recognized.

The Bank's noncontributory pension plan covers substantially all employees of the Bank. The plan provides pension benefits that are based upon the employee's highest base annual salary during five consecutive years of employment. The Company's funding policy, prior to January 1, 1997, was to contribute an amount within the range permitted by applicable regulations on an annual basis.

POSTRETIREMENT BENEFITS

Employees retiring from the Bank on or after attaining age 65 and who have rendered at least 10 years of continuous service to the Company are entitled to have a portion of the premium for postretirement health care benefits and a $5,000 death benefit paid by the Company. These benefits are subject to deductibles, co-payment provisions and other limitations. The Company may amend or change these benefits periodically.

Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis. The Company elected to recognize its accumulated benefit obligation of approximately $678,000 at January 1, 1993 prospectively on a straight-line basis over the average life expectancy of current retirees, which is anticipated to be less than 20 years.

Postretirement benefit expense was $79,000, $107,000 and $106,000 in 2000, 1999 and 1998, respectively. The total cost of all postretirement benefits charged to income was $148,000, $73,000 and $126,000 in 2000, 1999 and 1998, respectively.

The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table illustrates the status of the postretirement benefit plan at December 31 for the years presented:

                                                      Postretirement Benefits
                                                    2000       1999       1998
--------------------------------------------------------------------------------
                                                         (In Thousands)
Change in benefit obligation
Benefit obligation at
  beginning of year                                 $770       $774       $824
Service cost                                          14         14         14
Interest cost                                         43         53         56
Other                                               (110)         -        (10)
Benefits paid                                        (77)       (71)      (110)
                                                   -----------------------------
Benefit obligation at end of year                    640        770        774
                                                   -----------------------------

Funded Status                                       (640)      (770)      (774)
Unrecognized net actuarial  gain                    (143)       (45)         -
Unrecognized net transition
liability                                            401        435        451
                                                   -----------------------------
(Prepaid) accrued benefit cost                     ($382)     ($380)     ($323)
                                                   =============================

Weighted-average assumptions
  as of December 31
Discount rate                                       7.00%      7.00%      7.00%

Components of net periodic benefit cost
Service cost                                         $14        $14        $14
Interest cost                                         43         53         56
Expected return on plan assets                         -          -          -
Amortization of transition obligation                 34         34         36
Recognized net actuarial (gain) loss                 (12)         6          -
                                                   -----------------------------
Net periodic benefit cost                            $79       $107       $106
                                                   =============================

OTHER EMPLOYEE BENEFITS

In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $1,625,000, $1,420,000 and $1,366,000 in 2000,
1999 and 1998, respectively.

Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limits. The Bank matches 50% of each employee's contributions up to 6% of the employee's earnings. In 2000, 1999 and 1998, the expense for this plan amounted to $452,000, $393,000 and $346,000, respectively.

In 1998 and 1999 the Bank entered into agreements to provide postretirement benefits to two executive officers. The Bank has established rabbi trust funds to aid in its accumulation of amounts necessary to satisfy the contractual liability to pay such benefits. These agreements provide for the Bank to pay all benefits thereunder from its general assets, and the establishment of these trust funds does not reduce or otherwise affect the Bank's continuing liability to pay benefits from such assets except that the Bank's liability shall be offset by actual benefit payments made from the Trust. The related trust assets totaled $479,000 and $486,000 at December 31, 2000 and 1999, respectively. The liability is being recorded over the remaining service period of the executive officers. The amount of expense recognized related to this plan amounted to $272,000 and $92,000 in 2000 and 1999, respectively.

The Bank maintains a supplemental retirement plan for five executive officers. In connection with funding this plan, the Bank has purchased life insurance policies for each of the individuals. The cash surrender value of the insurance policies as of December 31, 2000 and 1999 was $2.0 million and $1.6 million respectively. The impact of this plan on the income statement was an expense of $10,000 in 2000 and a benefit of $57,000 and $5,000 for 1999 and 1998, respectively.

In 1998, the Bank purchased $30.0 million of Bank Owned Life Insurance. The value of this life insurance was $33.4 million and $31.7 million at December 31, 2000 and 1999, respectively.


                                                                              29
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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(11) OTHER NON-INTEREST EXPENSES

Included in other non-interest expenses for each of the three years in the period ended December 31, were the following:

                                                   2000         1999        1998
--------------------------------------------------------------------------------
                                                          (In Thousands)
Advertising                                      $1,549       $1,197        $775
Consulting fees                                     704          732         629
Legal fees - loan collection                        511          357         299
Legal fees - other                                  725          284         531
FDIC assessment                                     272          140         132
Office supplies and printing                        788          457         582
Postage expense                                     765          679         694
Telephone expense                                 1,330          785         728
Goodwill amortization                             1,306          276         276
Other non-interest expenses                       6,519        5,674       5,163
--------------------------------------------------------------------------------
      TOTAL                                     $14,469      $10,581      $9,809
================================================================================

(12) COMMON STOCK PURCHASE AND OPTION PLANS

The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Under the terms of the plan, stockholders may elect to have cash dividends reinvested in newly issued shares of common stock at a 5% discount from the market price on the date of the dividend payment. Stockholders also have the option of purchasing additional new shares, at the full market price, up to the aggregate amount of dividends payable to the stockholder during the calendar year.

The Company has three stock option plans: the Amended and Restated 1987 Incentive Stock Option Plan ("The 1987 Plan"), the 1996 Non-employee Directors Stock Option Plan ("The 1996 Plan") and the 1997 Employee Stock Option Plan ("The 1997 Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                2000          1999          1998
--------------------------------------------------------------------------------
Net Income:  As Reported (000's)             $15,190       $17,031       $16,139
Pro Forma                                    $14,974       $16,809       $15,925
Basic EPS:   As Reported                       $1.07         $1.20         $1.10
Pro Forma                                      $1.05         $1.18         $1.08
Diluted EPS: As Reported                       $1.06         $1.19         $1.08
Pro Forma                                      $1.05         $1.17         $1.07

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The Company may grant options for up to 500,000, 300,000 and 800,000 shares under the 1997, 1996 and 1987 Plans respectively. The Company has granted options, net of cancellations, on 429,825, 153,000 and 586,813 shares, respectively, through December 31, 2000. No shares were available for grant under the 1987 Plan due to the Plan's expiration in 1997. Under each Plan the option exercise price equals the market price on date of grant. All options vest between six months and two years and all expire between 2001 and 2010.

A summary of the status of the Company's three stock option plans at December 31, 2000 and December 31, 1999 and changes during the years then ended is presented in the table and narrative below:

                                         2000                     1999
                                              Wtd Avg.                  Wtd Avg.
                                 Shares      Ex. Price     Shares      Ex. Price
--------------------------------------------------------------------------------
Balance, January 1              683,561         $11.73    610,457         $11.40
Granted                         161,525         $11.86    152,000         $12.55
Exercised                      (105,459)         $5.64    (37,530)         $6.27
Canceled                        (61,600)        $14.35    (41,366)        $14.76
                                -------                   -------
Balance, December 31            678,027         $12.48    683,561         $11.73
                                =======                   =======
Exercisable at
  December 31                   444,919                   466,192
                                =======                   =======
Weighted average fair
  value of options granted        $3.08                     $2.70

At December 31, 2000, 357,727 of the 678,027 options outstanding have exercise prices between $5.19 and $11.91, with a weighted average exercise price of $9.71 and a weighted average remaining contractual life of 7.1 years. Of these options, 210,202 are exercisable; their weighted average exercise price is $8.18. The remaining 320,300 options have exercise prices between $12.41 and $19.25, with a weighted average exercise price of $15.56 and a weighted average remaining contractual life of 8.1 years. Of these options, 234,717 are exercisable; their weighted average exercise price is $16.23.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants under the 1997 and 1996 plans:

                                                    1997 Plan         1996 Plan
--------------------------------------------------------------------------------
Risk Free Interest Rate
           2000                                        4.94%             6.27%
           1999                                        6.33%             5.02%
Expected Dividend Yields
           2000                                        3.36%             3.48%
           1999                                        3.22%             2.99%
Expected Lives
           2000                                      4 years           4 years
           1999                                      4 years           4 years
Expected Volatility
           2000                                          35%               35%
           1999                                          25%               25%

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(13) COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Off-balance-sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 2000 and 1999:

                                                              2000          1999
-------------------------------------------------------------------------------
                                                              (In Thousands)
  Commitments to extend credit:
     Fixed Rate                                            $32,092       $20,249
     Adjustable Rate                                        10,705         7,163
  Unused portion of existing credit lines                  189,662       123,625
  Unadvanced construction loans                             25,214        31,169
  Standby letters of credit                                  6,496           694
  Interest rate swaps - notional value                     110,000        55,000

The Company's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained upon extension of the credit is based upon management's credit evaluation of the customer. Collateral varies but may include accounts receivable; inventory; property, plant and equipment and income-producing commercial real estate. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The collateral supporting those commitments is essentially the same as for other commitments. Most guarantees extend for one year.

As a component of its asset/liability management activities intended to control interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The weighted average fixed payment rates received were 7.81% and 7.65% at December 31, 2000 and 1999, respectively, while the weighted average rates of variable interest payments paid were 7.34% and 7.22% at December 31, 2000 and 1999, respectively. As a result of these interest rate swaps, the Bank realized net income of $0.4 million, $0.1 million and $0.1 million for the years ended December 31, 2000, 1999 and 1998 respectively.

Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements. The Bank is a direct party to these agreements that provide for net settlement between the Bank and the counterparty on a monthly, quarterly or semiannual basis. Should the counterparty fail to honor the agreement, the Bank's credit exposure is limited to the net settlement amount. The Bank had net receivables on the interest rate swaps of $1.6 million and $0.5 million at December 31, 2000 and 1999, respectively.

LEASES

The Company leases equipment, office space and certain branch locations under noncancellable operating leases. The following is a schedule of minimum future lease commitments under such leases as of December 31, 2000 (in thousands):

                  2001                              $1,976
                  2002                               1,689
                  2003                               1,598
                  2004                               1,377
                  2005                               1,099
                  Thereafter                         2,199
                  ----------------------------------------
                  Total future minimum rentals      $9,938
                  ========================================

Rent expense incurred under operating leases was approximately $2.1 million in 2000, $1.7 million in 1999 and $2.0 million in 1998. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER CONTINGENCIES

At December 31, 2000, there were lawsuits pending that arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations.

The Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and due from banks, was $33.0 million and $18.7 million at December 31, 2000 and 1999, respectively.

On November 1, 2000 and June 1, 2000, the Company entered into master commitments to deliver or sell $25,000,000 and $40,000,000 (all of which is optional) of residential mortgage loans to federal agencies on or before May 31, 2001 and October 31, 2001, respectively. As of December 31, 2000, the unfulfilled portion that remained to be delivered under the $25.0 million commitment was approximately $23.1 million. The unfulfilled portion under the $40.0 million was approximately $29.2 million.


                                                                              31
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(14) CORPORATION-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES

In 1997, Independent Capital Trust I ("Trust I") was formed for the purpose of issuing trust preferred securities (the "Trust Preferred Securities") and investing the proceeds of the sale of these securities in $29.64 million of 9.28% junior subordinated debentures issued by the Company. A total of $28.75 million of 9.28% Trust Preferred Securities were issued by Trust I and are scheduled to mature in 2027, callable at the option of the Company after May 19, 2002. Distributions on these securities are payable quarterly in arrears on the last day of March, June, September and December, such distributions can be deferred at the option of the Company for up to five years. The Trust Preferred Securities can be prepaid in whole or in part on or after May 19, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. In 1997, Trust I also issued $0.89 million in common stock to the Company.

On January 31, 2000, Independent Capital Trust II ("Trust II") was formed for the purpose of issuing trust preferred securities (the "Trust Preferred Securities") and investing the proceeds of the sale of these securities in $25.8 million of 11% junior subordinated debentures issued by the Company. A total of $25 million of 11% Trust Preferred Securities were issued by Trust II and are scheduled to mature in 2030, callable at the option of the Company after January 31, 2002. Distributions on these securities are payable quarterly in arrears on the last day of March, June, September and December, such distributions can be deferred at the option of the Company for up to five years. The Trust Preferred Securities can be prepaid in whole or in part on or after January 31, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. On January 31, 2000, Trust II also issued $0.8 million in common stock to the Company.

The Trust Preferred Securities are presented in the consolidated balance sheets of the Company entitled "Corporation-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation." The Company records distributions payable on the Trust Preferred Securities as a Minority Interest Expense in its consolidated statements of income. In 2000, 1999 and 1998, the Company paid $5.3 million, $2.7 million and $2.7 million, respectively, of trust preferred security distributions. The cost of issuance of the Trust Preferred Securities for Trust I was $1.4 million and for Trust II was $1.2 million. These costs are being amortized over the life of the Securities on a straight-line basis. The balance at December 31, 2000, 1999 and 1998 for Trust I was $1.3 million. Amortization of these issuance costs was $72,000, $72,000 and $74,000 in 2000, 1999 and 1998,
respectively. The balance at December 31, 2000 for Trust II was $1.2 million. Amortization of these issuance costs was $58,000 in 2000.

The Company unconditionally guarantees all of Trust I and Trust II obligations under the Trust Preferred Securities.

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(15) REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Federal Reserve Bank of Boston relating to the Company and from the Federal Deposit Insurance Corporation and the Commonwealth of Massachusetts relating to the Bank, categorized both the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an insured depository institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category. The Company and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                             To Be Well Capitalized
                                                                                   For Capital              Under Prompt Corrective
                                                        Actual                  Adequacy Purposes               Action Provisions
                                                 --------------------        ------------------------         --------------------
As of  December 31, 2000:                         Amount       Ratio          Amount           Ratio           Amount       Ratio
                                                 --------------------        ------------------------         --------------------
                                                                              (Dollars in Thousands)
Company: (consolidated)
   Total capital (to risk weighted assets)       $141,864      10.97%    >/= $103,478        >/= 8.0%              N/A        N/A
     Tier 1 capital (to risk weighted assets)     109,946       8.50     >/=   51,739        >/= 4.0               N/A        N/A
     Tier 1 capital (to average assets)           109,946       5.86     >/=   75,070        >/= 4.0               N/A        N/A

Bank:
   Total capital (to risk weighted assets)       $138,713      10.70%    >/= $103,727        >/= 8.0%     >/= $129,658   >/= 10.0%
      Tier 1 capital (to risk weighted assets)    123,257       9.51     >/=   51,863        >/= 4.0      >/=   77,795   >/=  6.0
      Tier 1 capital (to average assets)          123,257       6.57     >/=   75,068        >/= 4.0      >/=   93,835   >/=  5.0

As of December 31, 1999:

Company: (consolidated)
   Total capital (to risk weighted assets)       $143,058      12.39%    >/=  $92,370        >/= 8.0%              N/A        N/A
     Tier 1 capital (to risk weighted assets)     128,616      11.14     >/=   46,223        >/= 4.0               N/A        N/A
     Tier 1 capital (to average assets)           128,616       8.15     >/=   63,124        >/= 4.0               N/A        N/A

Bank:
   Total capital (to risk weighted assets)       $122,590      10.60%    >/=  $95,521        >/= 8.0%     >/= $115,651   >/= 10.0%
      Tier 1 capital (to risk weighted assets)    108,133       9.35     >/=   46,260        >/= 4.0      >/=   69,390   >/=  6.0
      Tier 1 capital (to average assets)          108,133       6.86     >/=   63,051        >/= 4.0      >/=   78,814   >/=  5.0

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--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(16) SEGMENT REPORTING

The Company has identified its reportable operating business segment as community banking, based on how the business is strategically managed. The Company's community banking business segment consists of commercial banking, retail banking and trust services. The community banking business segment is managed as a single strategic unit which derives its revenues from a wide range of banking services, including lending activities, acceptance of demand, savings and time deposits, trust and investment management and mortgage servicing income from investors. The Company does not have a single external customer from which it derives ten percent or more of its revenues and operates in the New England area of the United States.

Non-reportable operating segments of the Company's operations that do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring disclosure, are included in the Other category in the disclosure of business segments below. These non-reportable segments include Parent company (Note 18), Independent Capital Trust I and Independent Capital Trust II financial information.

Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows: (in thousands)

RECONCILIATION TO CONSOLIDATED FINANCIAL
INFORMATION

                         Community
                          Banking        Other    Eliminations      Consolidated
--------------------------------------------------------------------------------
December 31, 2000
Net Interest Income       $70,689       $1,458             $ -          $72,147
Non-Interest Income        16,418       18,021         (18,021)          16,418
Net Income                 17,861       15,350         (18,021)          15,190
Total Assets            1,949,239      224,817        (224,080)       1,949,976

                         Community
                          Banking        Other    Eliminations      Consolidated
--------------------------------------------------------------------------------
December 31, 1999
Net Interest Income       $61,086         $742             $ -          $61,828
Non-Interest Income        14,792       18,890         (18,889)          14,793
Net Income                 18,806       17,114         (18,889)          17,031
Total Assets            1,586,797      158,841        (155,582)       1,590,056

                         Community
                          Banking        Other    Eliminations      Consolidated
--------------------------------------------------------------------------------
December 31, 1998
Net Interest Income       $58,060       $1,083             $ -          $59,143
Non-Interest Income        13,125       18,042         (18,042)          13,125
Net Income                 17,959       16,222         (18,042)          16,139
Total Assets            1,571,270      156,588        (152,789)       1,575,069

Non-eliminating amounts included in the Other categories are as follows:

                                                 2000         1999         1998
--------------------------------------------------------------------------------
Net Interest Income
     Parent Company                           ($3,892)     ($2,009)     ($1,668)
     Independent Capital Trust I                2,751        2,751        2,751
     Independent Capital Trust II               2,599            -            -
                                            -----------------------------------
     Total Net Interest Income                 $1,458         $742       $1,083
                                            ===================================
Parent Company                                $17,831      $18,634      $17,807
    operating expenses,
    net of miscellaneous income
Income Taxes not allocated
     to segments
     Parent Company                            (1,380)        (406)           -

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains or losses.

The Company derives a majority of its revenues from interest income and the chief operating decision maker relies primarily on net interest revenue to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported above using net interest income.

                                                                            2000
--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(17) SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                       FIRST                      SECOND
                                                      QUARTER                     QUARTER
                                                2000          1999          2000          1999
------------------------------------------------------------------------------------------------
                                         (Dollars in Thousands, Except Share and Per Share Data)

INTEREST INCOME                                $29,288       $27,607       $30,012       $27,694
INTEREST EXPENSE                                12,750        12,745        13,172        12,583
------------------------------------------------------------------------------------------------
NET INTEREST INCOME                            $16,538       $14,862       $16,840       $15,111
------------------------------------------------------------------------------------------------
PROVISION FOR POSSIBLE LOAN LOSSES                 717           981           451           982
NON-INTEREST INCOME                              3,633         3,425         4,010         3,881
NON-INTEREST EXPENSES                           12,227        11,109        12,791        11,437
SPECIAL CHARGES                                      -             -         2,998             -
MINORITY INTEREST                                1,149           667         1,391           667
PROVISION FOR INCOME TAXES                       1,847         1,684           979         1,798
------------------------------------------------------------------------------------------------
NET INCOME                                      $4,231        $3,846        $2,240        $4,108
================================================================================================
BASIC EARNINGS PER SHARE                         $0.30         $0.27         $0.16         $0.29
================================================================================================
DILUTED EARNINGS PER SHARE                       $0.30         $0.27         $0.16         $0.29
================================================================================================
Weighted average common shares (Basic)      14,215,268    14,312,093    14,239,037    14,164,975
Common stock equivalents                        76,053       169,506        62,144       155,506
Weighted average common shares (Diluted)    14,291,321    14,481,599    14,301,181    14,320,481
================================================================================================

                                                      THIRD                      FOURTH
                                                      QUARTER                    QUARTER
                                                2000          1999          2000          1999
------------------------------------------------------------------------------------------------
                                         (Dollars in Thousands, Except Share and Per Share Data)
INTEREST INCOME                                $32,943       $28,085       $35,323       $28,620
INTEREST EXPENSE                                14,283        12,292        15,214        12,558
------------------------------------------------------------------------------------------------
NET INTEREST INCOME                            $18,660       $15,793       $20,109       $16,062
------------------------------------------------------------------------------------------------
PROVISION FOR POSSIBLE LOAN LOSSES                 450           982           650           982
NON-INTEREST INCOME                              4,421         3,601         4,354         3,886
NON-INTEREST EXPENSES                           15,223        11,372        15,523        11,532
SPECIAL CHARGES                                    545             -            65             -
MINORITY INTEREST                                1,390           667         1,390           667
PROVISION FOR INCOME TAXES                       1,587         1,941         2,002         2,122
------------------------------------------------------------------------------------------------
NET INCOME                                      $3,886        $4,432        $4,833        $4,645
================================================================================================
BASIC EARNINGS PER SHARE                         $0.27         $0.31         $0.34         $0.33
================================================================================================
DILUTED EARNINGS PER SHARE                       $0.27         $0.31         $0.34         $0.32
================================================================================================
Weighted average common shares (Basic)      14,248,881    14,167,691    14,253,194    14,173,925
Common stock equivalents                        77,123       149,887        53,862       136,090
Weighted average common shares (Diluted)    14,326,004    14,317,578    14,307,056    14,310,015
================================================================================================

(18) PARENT COMPANY FINANCIAL STATEMENTS

Condensed financial information relative to the Company's balance sheets at December 31, 2000 and 1999, and the related statements of income and cash flows for the years ended December 31, 2000, 1999, and 1998 are presented below.

BALANCE SHEETS
DECEMBER 31,                                                   2000         1999
--------------------------------------------------------------------------------
                                                               (In Thousands)
Assets:
  Cash*                                                      $2,423      $19,528
  Investments in subsidiaries*                              166,237      106,400
  Other investments                                               -        1,400
  Other assets                                                  738        1,865
--------------------------------------------------------------------------------
   Total assets                                            $169,398     $129,193
================================================================================
Liabilities and Stockholders' Equity:
  Dividends Payable                                          $1,425       $1,417
  Junior Subordinated Debt                                   55,420       29,647
  Deferred Stock Issuance Costs                              (2,432)           -
  Accrued Federal Income Taxes                                  269            -
  Accrued State Income Taxes                                      4            -
--------------------------------------------------------------------------------
   Total liabilities                                         54,686       31,064
Stockholders' equity                                        114,712       98,129
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity              $169,398     $129,193
================================================================================
*eliminated in consolidation

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,                                2000      1999      1998
--------------------------------------------------------------------------------
                                                            (In Thousands)
Income:
  Dividend received from subsidiaries                $10,238    $9,279    $7,593
  Interest income                                      1,458       743     1,083
--------------------------------------------------------------------------------
     Total income                                     11,696    10,022     8,676
--------------------------------------------------------------------------------
Expenses:
  Interest expense                                     5,349     2,751     2,751
  Other expenses                                         320       255       235
--------------------------------------------------------------------------------
     Total expenses                                    5,669     3,006     2,986
--------------------------------------------------------------------------------
Income before income taxes and equity
  in undistributed income of subsidiary                6,027     7,016     5,690
Equity in undistributed income of subsidiaries         7,783     9,609    10,449
Income Tax Benefit                                     1,380       406         -
--------------------------------------------------------------------------------
     Net income                                      $15,190   $17,031   $16,139
================================================================================

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--------------------------------------------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(18) PARENT COMPANY FINANCIAL STATEMENTS (continued)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,                                                     2000        1999        1998
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                             (In Thousands)
  Net income                                                              $15,190     $17,031     $16,139
  ADJUSTMENTS TO RECONCILE NET INCOME
    TO CASH PROVIDED FROM OPERATING ACTIVITIES:
    Amortization                                                              222         220         221
    Increase in other assets                                                  (22)        (22)        (42)
    (Increase) Decrease in other liabilities                               (1,254)        353           1
    Equity in income of subsidiaries                                       (7,783)     (9,609)    (10,449)
---------------------------------------------------------------------------------------------------------
    TOTAL ADJUSTMENTS                                                      (8,837)     (9,058)    (10,269)
---------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED FROM OPERATING ACTIVITIES                        6,353       7,973       5,870
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Downstream of Capital to the Bank                                     (43,068)          -           -
    Capital Investment in subsidiary - Independent Capital Trust II          (773)          -           -
---------------------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                                 (43,841)          -           -
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from stock issue and stock options exercised                     311         236         566
    Issuance of junior subordinated debentures                             25,773           -           -
    Treasury Stock Repurchase                                                   -      (4,836)     (6,840)
    Dividends paid                                                         (5,701)     (5,706)     (5,787)
---------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES                  20,383     (10,306)    (12,061)
---------------------------------------------------------------------------------------------------------
NET DECREASE IN CASH AND
CASH EQUIVALENTS                                                          (17,105)     (2,333)     (6,191)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                     19,528      21,861      28,052
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                           $2,423     $19,528     $21,861
=========================================================================================================

                                                                            2000
--------------------------------------------------------------------------------

                       DIRECTORS OF INDEPENDENT BANK CORP.

Richard S. Anderson
President and Treasurer
Anderson-Cushing Insurance Agency, Inc.

W. Paul Clark
President and General Manager
Paul Clark, Inc.

Robert L. Cushing
President
Hannah B.G. Shaw Home for the Aged, Inc.

Alfred L. Donovan
Independent Consultant

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co., Inc.

E. Winthrop Hall
Chairman and President
F.L. & J.C. Codman Company

Kevin J. Jones
Treasurer
Plumbers' Supply Company

Lawrence M. Levinson
Partner
Burns & Levinson LLP

Douglas H. Philipsen
Chairman, President and Chief Executive Officer

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

William J. Spence
President
Massachusetts Bay Lines, Inc.

John H. Spurr, Jr.
Executive Vice President and Treasurer
A.W. Perry, Inc.

Robert D. Sullivan
President
Sullivan Tire Company, Inc.

Brian S. Tedeschi
Chairman
Tedeschi Realty Corp.

Thomas J. Teuten
President
A.W. Perry, Inc.

                       OFFICERS OF INDEPENDENT BANK CORP.

Douglas H. Philipsen
Chairman, Chief Executive Officer and President

Denis K. Sheahan
Chief Financial Officer and Treasurer

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk

                       DIRECTORS OF ROCKLAND TRUST COMPANY

Richard S. Anderson
President and Treasurer
Anderson-Cushing Insurance Agency, Inc.

*John B. Arnold
Retired, Former President and Treasurer
H.H. Arnold Co., Inc.

*Donald K. Atkins
Retired, Former President and Chief Executive Officer
Winthrop-Atkins Co., Inc.

*Theresa J. Bailey
Retired, Former Senior Vice President and Clerk
Rockland Trust Company

W. Paul Clark
President and General Manager
Paul Clark, Inc.

*Robert L. Cushing
President
Hannah B.G. Shaw Home for the Aged, Inc.

*H. Thomas Davis
Retired, Former Chairman
Clipper Abrasives, Inc.

Alfred L. Donovan
Independent Consultant

*Ann M. Fitzgibbons
Volunteer

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co., Inc.

*Donald A. Greenlaw
Retired, Former President
Rockland Trust Company

E. Winthrop Hall
Chairman and President
F.L. & J.C. Codman Company

Kevin J. Jones
Treasurer
Plumbers' Supply Company

*Lawrence M. Levinson
Partner
Burns and Levinson LLP

Douglas H. Philipsen
Chairman, President and Chief Executive Officer

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

*Nathan Shulman
Retired, Former President
Best Chevrolet, Inc.

*John F. Spence, Jr.
Retired, Former Chairman of the Board
Rockland Trust Company

*Robert J. Spence
President
Albert Culver Company

William J. Spence
President
Massachusetts Bay Lines, Inc.

John H. Spurr, Jr.
Executive Vice President and Treasurer
A.W. Perry, Inc.

Robert D. Sullivan
President
Sullivan Tire Company, Inc.

Brian S. Tedeschi
Chairman
Tedeschi Realty Corp.

Thomas J. Teuten
President
A.W. Perry, Inc.

*Honorary Director

                       OFFICERS OF ROCKLAND TRUST COMPANY

Douglas H. Philipsen
Chairman of the Board, President, and Chief Executive Officer

Denis K. Sheahan
Chief Financial Officer and Treasurer

Richard F. Driscoll
Executive Vice President
Retail and Operations

Ferdinand T. Kelley
Executive Vice President
Commercial Lending and Asset Management & Trust Services

Edward H. Seksay
General Counsel

Raymond G. Fuerschbach
Senior Vice President
Human Resources

Edward F. Jankowski
Chief Internal Auditor

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 3:30 P. M. on Thursday, April 12, 2001 at the Plymouth Sheraton, Plymouth, Massachusetts.

COMMON STOCK

Independent Bank Corp. Common Stock trades on the Nasdaq Stock Market(R) under the symbol INDB.

PRICE RANGE OF COMMON STOCK                    HIGH           LOW       DIVIDEND
2000
--------------------------------------------------------------------------------
   4th Quarter                                $12.50        $10.44       $0.10
   3rd Quarter                                 15.13         11.13        0.10
   2nd Quarter                                 12.50          9.78        0.10
   1st Quarter                                 12.56          9.56        0.10

1999
   4th Quarter                                $14.25        $11.88       $0.10
   3rd Quarter                                 15.88         12.19        0.10
   2nd Quarter                                 16.00         12.75        0.10
   1st Quarter                                 17.31         13.69        0.10

STOCKHOLDER RELATIONS
  Inquiries should be directed to:
         Denis K. Sheahan, Chief Financial Officer and Treasurer, or Tina M. Hart, Shareholder Relations
         Independent Bank Corp.
         288 Union Street
         Rockland, MA 02370
         (781) 878-6100

FORM 10-K
  A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 2000 is available without charge by writing to:
         Tina M. Hart, Shareholder Relations
         Independent Bank Corp.
         288 Union Street
         Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR
  Transfer Agent and Registrar for the Company is:
         State Street Bank and Trust Co.
         c/o EquiServe Limited Partnership
         P. O. Box 43011
         Providence, RI 02940-3011
         1-800-426-5523

                         ROCKLAND TRUST COMPANY OFFICES

Attleboro
21 North Main Street

Braintree
400 Washington Street

Bridgewater
Route 18, Broad Street

Brockton
1670 S. Main Street

485 Belmont Street

34 School Street

836 N. Main Street

Carver
Carver Square
Route 58

Centerville
1195 Falmouth Road

Chatham
655 Main Street

Cohasset
Shaw's Cushing Plaza
Route 3A

Duxbury
Hall's Corner
27 Bay Road

The Village at Duxbury*

Falmouth
763 Main Street

Halifax
Plymouth Street, Route 106

Hanover
272 Columbia Road
Route 53

Hanson
Hanson Shopping Center
Liberty Street

Harwichport
336 Main Street

Hingham
Lincoln Plaza, Route 3A

Hull
264 Nantasket Avenue

Hyannis
442 Main Street

375 Iyanough Road

Kingston
Kingsbury Square
Routes 3A & 53

Manomet
728 State Road

Marshfield
Webster Square

Mashpee
Mashpee Rotary

Middleboro
8B Station Street

Middleboro Plaza
135 So. Main Street

North Eastham
75 Brackett Road

North Plymouth
363 Court Street

Norwell
Queen Anne's Plaza, Rts.  228 & 53

Orleans
70 Main Street & Route 28

Osterville
22 Wianno Avenue

Pembroke
Pembroke Shopping Center
Routes 14 & 36

Plymouth
1 Pilgrim Hill Road
Route 44/Samoset Street

32 Long Pond Road

South High School*

Pocasset
301 Barlows Landing Road

Randolph
84 North Main Street

Rockland
Main Office
288 Union Street

Rockland Plaza
Market Street

Sandwich
95 Route 6A

Scituate
Front Street

South Yarmouth
1123 Main Street

428 Station Avenue

Stoughton
608 Washington Street

Wareham
Cranberry Plaza
Rts. 6 & 28

West Dennis
932 Route 28

Weymouth
104 Main Street, Route 18

Whitman
692 Bedford Street

Whitman/Hanson High School*

*Limited Service

COMMERCIAL LENDING CENTERS

Attleboro
8 North Main Street

Braintree
400 Washington Street

Brockton
942 West Chestnut Street

34 School Street

Centerville
586 Strawberry Hill Rd

Middleboro
8A Station Street

Plymouth
One Pilgrim Hill Road

Randolph
84 North Main Street

Rockland
288 Union Street

ASSET MANAGEMENT & TRUST
    SERVICES CENTERS

Attleboro
8 North Main Street

Centerville
586 Strawberry Hill Road

Hanover
2036 Washington Street

MORTGAGE BANKING CENTERS

Braintree
400 Washington Street

Centerville
586 Strawberry Hill Road

Middleboro
8A Station Street